UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

AETNA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

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2007 Aetna Inc.
Notice of Annual Meeting and
Proxy Statement

Aetna Inc. 151 Farmington Avenue Hartford, Connecticut 06156	Ronald A. Williams Chairman, Chief Executive Officer and President
To Our Shareholders:
Aetna Inc.’s 2007 Annual Meeting of Shareholders will be held on Friday, April 27, 2007, at 9:30 a.m. at the Gaylord Texan Resort & Convention Center, 1501 Gaylord Trail, Grapevine, Texas, and we hope you will attend.
This booklet includes the Notice of the Annual Meeting and Aetna’s 2007 Proxy Statement. The Proxy Statement provides information about Aetna in addition to describing the business we will conduct at the meeting.
At the meeting, in addition to specific agenda items, we will discuss generally the operations of Aetna. We welcome any questions you have concerning Aetna and will provide time during the meeting for questions from shareholders.
If you are unable to attend the Annual Meeting, it is still important that your shares be represented. Please vote your shares promptly.

Ronald A. Williams
Chairman, Chief Executive Officer
and President
March 19, 2007

Aetna Inc. 151 Farmington Avenue Hartford, Connecticut 06156	Christopher M. Todoroff Vice President and Corporate Secretary
Notice of Annual Meeting of Shareholders of Aetna Inc.
NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Aetna Inc. will be held at the Gaylord Texan Resort & Convention Center, 1501 Gaylord Trail, Grapevine, Texas, on Friday, April 27, 2007, at 9:30 a.m. for the following purposes:

1.	To elect the Board of Directors for the coming year;

2.	To approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007;

3.	To approve an amendment to Aetna’s Articles of Incorporation providing for majority voting in uncontested elections of Directors;

4.	To consider and act on two shareholder proposals, if properly presented at the meeting; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on February 23, 2007 as the record date for determination of the shareholders entitled to vote at the Annual Meeting or any adjournment thereof.
The Annual Meeting is open to all shareholders as of the close of business on the February 23, 2007 record date or their authorized representatives. Parking at the Gaylord Texan Resort & Convention Center will be available to all persons to whom the Annual Meeting is open. The Company will provide validated parking to all shareholders who are admitted to the Annual Meeting. See the reverse side of this page for directions to the Gaylord Texan Resort & Convention Center.
We ask that you signify your intention to attend the Annual Meeting by checking the appropriate box on your proxy card. In lieu of issuing an admission ticket, your name will be placed on a shareholder attendee list, and you will be asked to register and present government issued photo identification (e.g., a driver’s license or passport) before being admitted to the Annual Meeting. If you hold your shares through a broker, bank or other holder of record and plan to attend, you must send a written request to attend along with proof that you own the shares (such as a copy of your brokerage or bank account statement for the period including February 23, 2007) to Aetna’s Corporate Secretary at 151 Farmington Avenue, RE4K, Hartford, CT 06156. The Annual Meeting will be audiocast live on the Internet at www.aetna.com/investor.
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the Internet or by telephone using the instructions on the enclosed proxy card (if these options are available to you), or mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted.
This Proxy Statement and the Company’s 2006 Annual Report, Financial Report to Shareholders and 2006 Annual Report are available on Aetna’s Internet site at www.aetna.com/investor/proxy.htm and www.aetna.com/investor/annualrept.htm, respectively.
By order of the Board of Directors,
Christopher M. Todoroff
Vice President and Corporate Secretary
March 19, 2007

DIRECTIONS TO GAYLORD TEXAN RESORT AND CONVENTION CENTER

Interstate 635 West from North Dallas	Exit 121 N/Bass Pro Drive (#36B). Keep right at the fork in the ramp. Turn left onto Bass Pro. Turn left on to Hwy 26, go thru next light (Fairway Drive) — go approximately .3 mile to the next light, turn right into the hotel entrance on Gaylord Trail.
Interstate 114 toward DFW Airport from Dallas	Take DFW Airport/121 exit right lane toward Coppell, take the Bass Pro exit. Turn left on to Bass Pro. Go straight past Embassy Suites (on your right) at the light go left on Hwy 26 West. Continue through the stop light on Fairway Drive. Turn right at the next light into the hotel entrance on Gaylord Trail.
Interstate 183 toward DFW Airport from Dallas	Just past Airport, take 360 North. 360 merges with 121 North which merges with 114 East (going towards DFW Airport) in Grapevine, take the Business 114 to 26 exit (Freight area), turn left at ramp’s stop sign, crossover highway. After crossover, go 1.1 mile to third light, turn right onto Hwy 26 (N.W. Hwy). Approximately .4 mile to light, turn left into the hotel entrance on Gaylord Trail.
Interstate 360 North from Arlington	360 merges with 121 North which merges with 114 East in Grapevine going towards DFW Airport, take the Business 114 to 26 exit (Freight area), (this is the first exit off 114 East), turn left at ramp’s stop sign, crossover highway. After crossover, go 1.1 mile to third light, turn right onto Hwy 26 (N.W. Hwy). Approximately .4 mile to light, turn left into the hotel entrance on Gaylord Trail.
Interstate 121 South from Lewisville	Exit Grapevine Mills Blvd., stay straight to get onto 26W. Go through light at Bass Pro. Go thru next light at Fairway Drive, go approximately .3 mile to next light, turn right into the hotel entrance on Gaylord Trail.
Interstate 183 toward DFW Airport from Fort Worth	In Bedford, take 121 North to Grapevine. 121 North merges with 114 East in Grapevine going towards DFW Airport, take the 635 121 North exit, stay on 121, exit Bass Pro, turn left at ramp’s stop light onto Bass Pro, crossover highway, continuing straight. Go thru light at Big Buck Drive, next light dead ends into Hwy 26, turn left. Turn right at second light, into the hotel entrance on Gaylord Trail.
Interstate 114 toward DFW Airport from Fort Worth	In Grapevine, take the 635 121 North exit, stay on 121, exit Bass Pro, turn left at ramp’s stop light onto Bass Pro, crossover highway, continuing straight. Go thru light at Big Buck Drive, next light dead ends into Hwy 26, turn left. Turn right at second light, into the hotel entrance on Gaylord Trail.
From the Airport	Take the north exit out of the airport towards highways 635/121. Continue north on 121 and take the Bass Pro exit. Turn left onto Bass Pro. Go straight past Embassy Suites (on your right) at the light go left on Hwy 26 West. Continue through the stop light on Fairway Drive. Turn right into the hotel entrance on Gaylord Trail.

AETNA INC.
151 FARMINGTON AVENUE, HARTFORD, CONNECTICUT 06156
MARCH 19, 2007
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 27, 2007
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?
A: The Board of Directors (the “Board”) of Aetna Inc. (“Aetna”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Aetna’s Annual Meeting of Shareholders that will take place on April 27, 2007, and any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. These proxy materials and the enclosed proxy card are being mailed to shareholders on or about March 19, 2007.

Q:	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?
A: This Proxy Statement provides you with information about Aetna’s governance structure, the nominating process, the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and certain other required information.

Q:	WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?
A: There are five items scheduled to be voted on at the Annual Meeting:

•	Election of Aetna’s Board of Directors for the coming year.

•	Approval of the appointment of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of Aetna and its subsidiaries (the “Company”) for the year 2007.

•	Approval of an amendment to Aetna’s Articles of Incorporation providing for majority voting in uncontested elections of Directors.

•	Consideration of a shareholder proposal relating to cumulative voting in the election of Directors, if properly presented at the Annual Meeting.

•	Consideration of a shareholder proposal relating to nominating or re-nominating to the Board an individual from the Company’s executive retiree ranks, if properly presented at the Annual Meeting.

Q:	WHAT ARE AETNA’S VOTING RECOMMENDATIONS?
A: The Board recommends that you vote your shares FOR each of Aetna’s nominees to the Board, FOR the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007, FOR the approval of the amendment of Aetna’s Articles of Incorporation to provide for majority voting in uncontested Director elections, and AGAINST each of the shareholder proposals.

Q:	WHICH OF MY SHARES CAN I VOTE?
A: You may vote all Aetna Inc. Common Shares, par value $.01 per share (“Common Stock”), you owned as of the close of business on February 23, 2007, the RECORD DATE. These shares include those (1) held directly in your name as the SHAREHOLDER OF RECORD, including shares purchased through Aetna’s DirectSERVICE Investment Program, and (2) held for you as the BENEFICIAL OWNER through a stockbroker, bank or other nominee.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
A: Many Aetna shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	SHAREHOLDER OF RECORD — If your shares are registered directly in your name with Aetna’s transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), you are considered the shareholder of record with respect to those shares, and Aetna is sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy to the persons appointed by Aetna or to vote in person at the Annual Meeting. Aetna has enclosed a proxy card for you to use. Any shares held for you under the DirectSERVICE Investment Program are included on the enclosed proxy card.

•	BENEFICIAL OWNER — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and also are invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a proxy, executed in your favor, from the shareholder of record. Your broker or other nominee is also obligated to provide you with a voting instruction card for you to use to direct them as to how to vote your shares.

Q:	HOW CAN I VOTE MY SHARES BEFORE THE ANNUAL MEETING?
A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy to Barbara Hackman Franklin, Gerald Greenwald and Ellen M. Hancock or, for shares held in street name, by submitting voting instructions to your broker or other nominee. Most shareholders have a choice of voting by using the Internet, by calling a toll-free telephone number or by completing a proxy or voting instruction card and mailing it in the postage-paid envelope provided. Please refer to the summary instructions below, and please follow carefully the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or other nominee.

•	BY MAIL — You may vote by mail by signing and dating your proxy card or, for shares held in street name, the voting instruction card provided by your broker or other nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy or voting instruction card, but do not provide instructions, your shares will be voted as described under “WHAT IF I RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?” beginning on page 3.

•	BY INTERNET — Go to www.investorvote.com and follow the instructions. You will need to have your proxy card (or the e-mail message you receive with instructions on how to vote) in hand when you access the website.

•	BY TELEPHONE — Call toll free on a touchtone telephone 1-800-652-8683 inside the United States, Canada and Puerto Rico or 1-781-575-2300 outside the United States, Canada and Puerto Rico and follow the instructions. You will need to have your proxy card (or the e-mail message you receive with instructions on how to vote) in hand when you call.
The Internet and telephone voting procedures are designed to authenticate shareholders and to allow shareholders to confirm that their instructions have been properly recorded. In order to provide shareholders of record with additional time to vote their shares while still permitting an orderly tabulation of votes, Internet and telephone voting for these shareholders will be available until 11:59 p.m. Eastern time on April 26, 2007.

Q:	HOW CAN I VOTE THE SHARES I HOLD THROUGH THE 401(K) PLAN?
A: Participants in Aetna’s 401(k) Plan (the “401(k) Plan”) who receive this Proxy Statement in their capacity as participants in the 401(k) Plan will receive voting instruction cards in lieu of proxy cards. The voting instruction card directs the trustee of the 401(k) Plan how to vote the shares. Shares held in the 401(k) Plan may be voted by using the Internet, by calling a toll-free telephone number or by marking, signing and dating the voting instruction card and mailing it in the postage-paid envelope provided. Shares held in the 401(k) Plan for which no directions are received are voted by the trustee of the 401(k) Plan in the same percentage as the shares held in the 401(k) Plan for which directions are received.

Q:	HOW CAN I VOTE THE SHARES I HOLD THROUGH THE EMPLOYEE STOCK PURCHASE PLAN?
A: You hold the Aetna Common Stock you acquired through Aetna’s Employee Stock Purchase Plan (the “ESPP”) as the beneficial owner of shares held in street name. You can vote these shares as described on page 2 under “HOW CAN I VOTE MY SHARES BEFORE THE ANNUAL MEETING?”

Q:	CAN I CHANGE MY VOTE?
A: Yes. For shares you hold directly in your name, you may change your vote by (1) signing another proxy card with a later date and delivering it to us before the date of the Annual Meeting (or submitting revised votes over the Internet or by telephone before 11:59 p.m. Eastern time on April 26, 2007), or (2) attending the Annual Meeting in person and voting your shares at the Annual Meeting. The last-dated proxy card will be the only one that counts. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or other nominee in a manner that allows your broker or other nominee sufficient time to vote your shares.

Q:	CAN I VOTE AT THE ANNUAL MEETING?
A: Yes. You may vote your shares at the Annual Meeting if you attend in person. You may vote the shares you hold directly in your name by completing a ballot at the Annual Meeting. You may only vote the shares you hold in street name at the Annual Meeting if you bring to the Annual Meeting a proxy, executed in your favor, from the shareholder of record. You may not vote shares you hold through the 401(k) Plan at the Annual Meeting.

Q:	HOW CAN I VOTE ON EACH PROPOSAL?
A: In the election of Directors, you may vote FOR all of the nominees or you may WITHHOLD your vote with respect to one or more of the nominees. For all other proposals, you may vote FOR, AGAINST or ABSTAIN. A WITHHOLD vote on the election of Directors will have no effect on the outcome of the election, but if more WITHHOLD than FOR votes are cast for a Director nominee, he or she will be required to submit his or her resignation for consideration by the Board of Directors. Please see “Director Elections — Majority Voting Standard” on page 8. A vote to ABSTAIN on the other proposals will not have the effect of a vote AGAINST. If you vote to ABSTAIN, your shares will be counted as present for purposes of determining whether a majority of outstanding shares are present to hold the Annual Meeting.

Q:	WHAT IF I RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
A: If you sign and date your proxy card with no further instructions, your shares will be voted (1) FOR the election of each of Aetna’s nominee Directors named on pages 16 through 21 of this Proxy Statement, (2) FOR the approval of KPMG LLP as the Company’s independent registered public accounting firm for 2007, (3) FOR the amendment of Aetna’s Articles of Incorporation to provide for majority voting in uncontested elections of Directors, and (4) AGAINST each of the shareholder proposals.
If you sign and date your broker voting instruction card with no further instructions, your shares will be voted as described on your broker voting instruction card.

If you sign and date your 401(k) Plan voting instruction card with no further instructions, all shares you hold in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in the same percentage as the shares held in the 401(k) Plan for which the trustee receives voting instructions.

Q:	WHAT IF I DON’T RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD?
A: Shares that you hold directly in your name will not be voted at the Annual Meeting. Shares that you beneficially own that are held in the name of a brokerage firm or other nominee may be voted in certain circumstances even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of Directors and the approval of KPMG LLP as the Company’s independent registered public accounting firm for 2007 are considered routine matters for which brokerage firms may vote uninstructed shares. The proposal to amend Aetna’s Articles of Incorporation and each of the shareholder proposals to be voted on at the Annual Meeting are not considered routine under the applicable rules, and therefore brokerage firms may not vote unvoted shares on any of those proposals. Any unvoted shares you hold through Aetna’s 401(k) Plan will be voted by the trustee of the 401(k) Plan in the same percentage as the shares held in the 401(k) Plan for which instructions are received.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?
A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	WHAT SHOULD I DO IF I WANT TO ATTEND THE ANNUAL MEETING?
A: The Annual Meeting is open to all shareholders as of the close of business on the February 23, 2007 RECORD DATE or their authorized representatives. We ask that you signify your intention to attend by checking the appropriate box on your proxy card. In lieu of issuing an admission ticket, your name will be placed on a shareholder attendee list, and you will be asked to register and present government issued photo identification (for example, a driver’s license or passport) before being admitted to the Annual Meeting. If your shares are held in street name and you plan to attend, you must send a written request to attend along with proof that you owned the shares as of the close of business on the RECORD DATE (such as a copy of your brokerage or bank account statement for the period including February 23, 2007) to Aetna’s Corporate Secretary at 151 Farmington Avenue, RE4K, Hartford, CT 06156.

Q:	CAN I LISTEN TO THE ANNUAL MEETING IF I DON’T ATTEND IN PERSON?
A: Yes. You can listen to the live audio webcast of the Annual Meeting by logging on to Aetna’s Internet website at www.aetna.com/investor and then clicking on the link to the webcast.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
A: We will publish the voting results of the Annual Meeting in a press release promptly after the votes are finalized and in our Quarterly Report on Form 10-Q for the period ended June 30, 2007.

Q:	WHAT CLASS OF SHARES IS ENTITLED TO BE VOTED?
A: Each share of Aetna’s Common Stock outstanding as of the close of business on February 23, 2007, the RECORD DATE, is entitled to one vote at the Annual Meeting. At the close of business on February 23, 2007, we had 517,052,372 shares of Common Stock outstanding.

Q:	HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A: A majority of the shares of Common Stock outstanding as of the close of business on February 23, 2007 must be present in person or by proxy for us to hold the Annual Meeting and transact business. This is referred to as a quorum. Both abstentions and broker nonvotes are counted as present for the purpose of determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS AND HOW WILL VOTES BE COUNTED?
A: Under Pennsylvania corporation law and Aetna’s Articles of Incorporation and By-Laws, the approval of any corporate action taken at the shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Withholds, abstentions and broker nonvotes are not considered “votes cast.” Directors are elected by a plurality of votes cast. However, as described in more detail on page 8 under “Director Elections — Majority Voting Standard,” Aetna’s Corporate Governance Guidelines require any Director nominee who receives more “withhold” than “for” votes to submit his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board. Shareholder approval of each of the other proposals to be considered at the Annual Meeting occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker nonvotes, as described under “HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?” beginning on page 4.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?
A: Aetna will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, except that you will pay certain expenses for Internet access if you choose to access these proxy materials over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers and employees, none of whom will receive any additional compensation for such solicitation activities. We also have hired Georgeson Inc. to assist us in the distribution of proxy materials and the solicitation of votes for a fee of $17,500 plus reasonable out-of-pocket expenses for these services. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Aetna Common Stock and obtaining their voting instructions.

Q:	DOES AETNA OFFER SHAREHOLDERS THE OPTION OF VIEWING ANNUAL REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS VIA THE INTERNET?
A: Yes. Aetna offers shareholders of record the option of viewing future annual reports to shareholders and proxy statements via the Internet instead of receiving paper copies of these documents in the mail. The 2007 Aetna Inc. Notice of Annual Meeting and Proxy Statement and 2006 Aetna Annual Report, Financial Report to Shareholders and 2006 Aetna Annual Report are available on Aetna’s Internet website at www.aetna.com/investor/proxy.htm and www.aetna.com/investor/annualrept.htm, respectively. Under Pennsylvania law, Aetna may provide shareholders who give the Company their e-mail addresses with electronic notice of its shareholder meetings as described below.
If you are a shareholder of record, you can choose to receive annual reports to shareholders and proxy statements via the Internet and save Aetna the cost of producing and mailing these documents in the future by following the instructions under “HOW DO I ELECT THIS OPTION?” on page 6. If you hold your shares through a broker, bank or other holder of record, check the information provided by that entity for instructions on how to elect to view future notices of shareholder meetings, proxy statements and annual reports over the Internet.
If you are a shareholder of record and choose to receive future notices of shareholder meetings by e-mail and view future proxy statements and annual reports over the Internet, you must supply an e-mail address, and you will receive your notice of the meeting by e-mail when those materials are posted. That notice will include instructions and contain the Internet address of those materials.

Many shareholders who hold their shares through a broker, bank or other holder of record and elect electronic access will receive an e-mail containing the Internet address to access Aetna’s notices of shareholder meetings, proxy statements and annual reports when those materials are posted.

Q:	HOW DO I ELECT THIS OPTION?
A: If you are a shareholder of record and are interested in receiving future notices of shareholder meetings by e-mail and viewing future annual reports and proxy statements on the Internet, instead of receiving paper copies of these documents, you may elect this option when voting by using the Internet at www.investorvote.com and following the instructions. You will need to have your proxy card in hand when you access the website.

Q:	WHAT IF I GET MORE THAN ONE COPY OF AETNA’S ANNUAL REPORT?
A: The 2006 Aetna Annual Report, Financial Report to Shareholders is being mailed to shareholders in advance of or together with this Proxy Statement. If you hold Aetna shares in your own name and you received more than one copy of the 2006 Aetna Annual Report, Financial Report to Shareholders at your address and you wish to reduce the number of reports you receive and save Aetna the cost of producing and mailing these reports, you should contact Aetna’s Transfer Agent at 1-800-446-2617 to discontinue the mailing of reports on the accounts you select. At least one account at your address must continue to receive an annual report, unless you elect to review future annual reports over the Internet. Mailing of dividend checks, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of annual reports. Registered shareholders may resume the mailing of an annual report to an account by calling Aetna’s Transfer Agent at 1-800-446-2617. If you own shares through a broker, bank or other holder of record and received more than one 2006 Aetna Annual Report, Financial Report to Shareholders, please contact the holder of record to eliminate duplicate mailings.
“Householding” occurs when a single copy of our Annual Report and Proxy Statement is sent to any household at which two or more shareholders reside if they appear to be members of the same family. Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way.

Q:	WHAT IF A DIRECTOR NOMINEE IS UNWILLING OR UNABLE TO SERVE?
A: If for any unforeseen reason any of Aetna’s nominees is not available as a candidate for Director, the persons named as proxy holders on your proxy card may vote your shares for such other candidate or candidates as may be nominated by the Board, or the Board may reduce the number of Directors to be elected.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE MEETING?
A: Other than the election of Directors and the other proposals described in this Proxy Statement, Aetna has not received proper notice of, and is not aware of, any matters to be presented for a vote at the Annual Meeting. If you grant a proxy using the enclosed proxy card, the persons named as proxies on the enclosed proxy card, or any of them, will have discretion to, and intend to, vote your shares according to their best judgment on any additional proposals or other matters properly presented for a vote at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.

Q:	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF SHAREHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?
A: Yes. You may submit proposals for consideration at future annual meetings, including Director nominations.

•	SHAREHOLDER PROPOSALS: In order for a shareholder proposal to be considered for inclusion in Aetna’s proxy statement for next year’s Annual Meeting, the written proposal must be RECEIVED by Aetna’s Corporate Secretary no later than November 21, 2007. SUCH PROPOSALS MUST BE SENT TO: CORPORATE SECRETARY, AETNA INC., 151 FARMINGTON AVENUE, RE4K, HARTFORD, CT 06156. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in Aetna sponsored proxy materials.
In order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be RECEIVED by Aetna’s Corporate Secretary at least 90 calendar days before the date of next year’s Annual Meeting and must contain the information required by Aetna’s By-Laws. Please note that the 90-day advance notice requirement relates only to matters a shareholder wishes to bring before the Annual Meeting from the floor. It does not apply to proposals that a shareholder wishes to have included in Aetna’s proxy statement; that procedure is explained in the paragraph above.

•	NOMINATION OF DIRECTOR CANDIDATES: You may propose Director candidates for consideration by the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). In addition, Aetna’s By-Laws permit shareholders to nominate Directors for consideration at a meeting of shareholders at which one or more Directors are to be elected. In order to make a Director nomination at next year’s Annual Meeting, the shareholder’s written notice must be RECEIVED by Aetna’s Corporate Secretary at least 90 calendar days before the date of next year’s Annual Meeting and must contain the information required by Aetna’s By-Laws. (Please see “Director Qualifications” on page 14 for a description of qualifications that the Board believes are required for Board nominees.)

•	COPY OF BY-LAWS PROVISIONS: You may contact the Corporate Secretary at Aetna’s Headquarters for a copy of the relevant provisions of Aetna’s By-Laws regarding the requirements for making shareholder proposals and nominating Director candidates or visit Aetna’s website at www.aetna.com/governance to review and download a copy of Aetna’s By-Laws.

Q:	MAY SHAREHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?
A: Yes. You may ask questions regarding each of the items to be voted on when those items are discussed at the Annual Meeting. Also, shareholders will have an opportunity to ask questions of general interest at the end of the Annual Meeting.

Q:	WHO COUNTS THE VOTES CAST AT THE ANNUAL MEETING?
A: Votes are counted by employees of Aetna’s Transfer Agent and certified by the judge of election for the Annual Meeting who is an employee of the Transfer Agent. The judge will determine the number of shares outstanding and the voting power of each share, determine the shares represented at the Annual Meeting, determine the existence of a quorum, determine the validity of proxies and ballots, count all votes and determine the results of the actions taken at the Annual Meeting.

Q:	IS MY VOTE CONFIDENTIAL?
A: Yes. The vote of each shareholder is held in confidence from Aetna’s Directors, officers and employees except (a) as necessary to meet applicable legal requirements (including stock exchange listing requirements) and to assert or defend claims for or against Aetna and/or one or more of its consolidated subsidiaries, (b) as necessary to assist in resolving any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote, (c) if there is a contested proxy solicitation, (d) if a shareholder makes a written comment on a proxy card or other means of voting or otherwise communicates the shareholder’s vote to management or (e) as necessary to obtain a quorum.

GOVERNANCE OF THE COMPANY
At Aetna, we believe sound corporate governance principles are good for our business, the industry, the competitive marketplace and for all of those who place their trust in us. We have embraced the principles behind the Sarbanes-Oxley Act of 2002, as well as the governance rules for companies listed on the NYSE. These principles are reflected in the structure and composition of our Board of Directors and in the charters of our Board Committees, and are reinforced through Aetna’s Code of Conduct, which applies to every employee and to our Directors.
Aetna’s Corporate Governance Guidelines
Aetna’s Corporate Governance Guidelines (the “Guidelines”) provide the framework for the governance of Aetna. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 are reflected in the Guidelines. The Guidelines address the role of the Board of Directors (including advising on key strategic, financial and business objectives); the composition and selection of Directors; the functioning of the Board (including its annual self-evaluation); the Committees of the Board; the compensation of Directors; and the conduct and ethics standards for Directors, including a prohibition against any nonmanagement Director having a direct or indirect material relationship with the Company except as authorized by the Board or our Nominating Committee, and a prohibition against Company loans to, or guarantees of obligations of, Directors and their family members. The Guidelines are available at www.aetna.com/governance and in print to shareholders free of charge by calling 1-800-237-4273.
The Board reviews the Company’s corporate governance practices annually. These reviews include a comparison of our current practices to those suggested by various groups or authorities active in corporate governance and to those of other public companies. Based on this review, in 2007, the Board determined, among other matters, to (a) provide for majority voting in uncontested elections of Directors in our Articles of Incorporation, subject to receiving the required shareholder vote at the 2007 Annual Meeting and (b) raise the retirement age for Directors.
Director Elections — Majority Voting Standard
The Guidelines already require any nominee for Director in an uncontested election who receives more “withhold” votes than “for” votes to promptly submit his or her resignation for consideration by the Nominating Committee. The Nominating Committee is then required to recommend to the Board the action to be taken with respect to the resignation, and the Board is required to act on the resignation, in each case within a reasonable period of time. Aetna will disclose promptly to the public each such resignation and decision by the Board. We are proposing an amendment to Aetna’s Articles of Incorporation to provide for majority voting in the election of Directors in the Articles, in addition to the existing Guidelines provisions. The discussion of this proposal begins on page 58.
Director Retirement Age
The Nominating Committee regularly assesses the appropriate size and composition of the Board and, among other matters, whether any vacancies on the Board are expected due to retirement or otherwise. In early 2007, the Nominating Committee and the Board, in the course of considering these issues, Director recruitment and related succession issues, determined to raise the Director retirement age from 72 to 75. The Nominating Committee and the Board believe that raising the retirement age is advantageous since it provides the Board increased flexibility to potentially obtain longer service from qualified Director candidates, including incumbent Directors. As has been the Nominating Committee’s practice, the Committee will continue to assess the characteristics and performance of each individual Director candidate as part of its nomination process, regardless of the candidate’s age.
Executive Sessions
Aetna’s nonmanagement Directors meet in regularly scheduled executive sessions at Aetna’s Board meetings, without management present. During 2006, the nonmanagement Directors, each of whom is independent, met five times to discuss certain Board policies, processes and practices, the performance and proposed performance-based compensation of the Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.
Presiding Director
Michael H. Jordan, an independent Director, has been the Presiding Director since February of 2004 and will continue as such until his retirement from the Board as of the Annual Meeting, as described below. At that time, Gerald Greenwald, another independent Director, will become the Presiding Director. Generally, the Presiding Director is responsible for coordinating the activities of the independent Directors. Among other things, the Presiding Director sets the agenda for and leads the nonmanagement and independent Director sessions held by the Board regularly, and briefs the Chairman and Chief Executive Officer on any issues arising from those sessions. The Presiding Director also acts as the principal liaison to the Chairman and Chief Executive Officer for the views of, and any concerns or issues raised by, the independent Directors, though all Directors continue to interact one-on-one with the Chairman and Chief Executive Officer, as needed and as appropriate. The Chairman and Chief Executive Officer consults with the Presiding Director for recommendations in setting the agenda for Board meetings and the Board meeting schedule. The Presiding Director also consults with the other Directors and advises the Chairman and Chief Executive Officer about the quality, quantity and timeliness of information provided to the Board and the Board’s decision-making processes.
Communications with the Board
To contact Aetna’s Chairman of the Board, who is also the Chief Executive Officer, you may write to Mr. Williams at Aetna Inc., 151 Farmington Avenue, Hartford, CT 06156. Communications sent to Mr. Williams will be delivered directly to him. Anyone wishing to make their concerns known to Aetna’s nonmanagement Directors or to send a communication to the entire Board may contact Mr. Jordan, who will serve as the Presiding Director until the Annual Meeting, or Mr. Greenwald, who will serve as the Presiding Director after the Annual Meeting, by writing to the Presiding Director at P.O. Box 370205, West Hartford, CT 06137-0205. All such communications will be kept confidential and forwarded directly to the Presiding Director or the Board, as applicable.
Director Independence
The Board has established guidelines (“Director Independence Standards” or “Standards”) to assist it in determining Director independence. In accordance with the Standards, the Board must determine that each independent Director has no material relationship with the Company other than as a Director and/or a shareholder of the Company. Consistent with the NYSE listing standards, the Standards specify the criteria by which the independence of our Directors will be determined, including guidelines for Directors and their immediate family members with respect to past employment or affiliation with the Company or its external auditor. A copy of the Standards is attached to this Proxy Statement as an Annex and also is available at www.aetna.com/governance and in print to shareholders free of charge by calling 1-800-237-4273.
Pursuant to the Standards, the Board undertook its annual review of Director independence in February of 2007. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company and its affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family and members of the Company’s senior management or their affiliates. As provided in the Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that a Director is independent.
As a result of this review, the Board affirmatively determined in its business judgment that each of Frank M. Clark, Betsy Z. Cohen, Molly J. Coye, M.D., Barbara Hackman Franklin, Jeffrey E. Garten, Earl G. Graves, Gerald Greenwald, Ellen M. Hancock, Michael H. Jordan, Edward J. Ludwig and Joseph P. Newhouse, each of whom (other than Michael H. Jordan) also is standing for election at the Annual Meeting, is independent as defined in the NYSE listing standards and under Aetna’s Director Independence Standards and that any relationship with the Company (either directly or as a partner, shareholder or executive officer of any organization that has a relationship with the Company) has been deemed to be immaterial under the independence test thresholds contained in the NYSE listing standards and under Aetna’s Director Independence Standards.
In determining that each of the nonmanagement Directors is independent, the Board considered that the Company in the ordinary course of business sells products and services to, and/or purchases products and services from, companies and other entities at which some of our Directors or their immediate family members are or have been officers and/or significant equity holders or have certain other relationships. Specifically, the Board considered the existence of the following transactions, all of which were made in the ordinary course of business and which the Board believes were in, or not inconsistent with, the best interest of the Company, and in each case were not material. The Company advertises in, and participates as a co-sponsor in marketing events hosted by, Black Enterprise magazine, of which Mr. Graves is the Publisher. Mr. Graves also is the Chairman of Earl G. Graves, Ltd., which publishes that magazine. The Company sells health insurance products and services to and receives medical product rebates from Becton, Dickinson and Company. Mr. Ludwig is the Chairman of the Board, President and Chief Executive Officer of Becton, Dickinson and Company. The Company also sells health insurance products to California Medical Innovations. Dr. Coye’s brother is an officer and owner of California Medical Innovations. The Company may purchase electric power and other utility services from Commonwealth Edison Company. The Company also sells health and other insurance products and services to Exelon Corporation. Mr. Clark is the Chairman and Chief Executive Officer of Commonwealth Edison Company, which is a subsidiary of Exelon Corporation. The Company purchases certain information technology services from Electronic Data Systems Corporation, and the Company sells health and other insurance products and services to Electronic Data Systems Corporation. Mr. Jordan is the Chairman and Chief Executive Officer of Electronic Data Systems Corporation. The Company also sells health and other insurance products and services to Electro-Motive Diesel, Inc., a portfolio company of Greenbriar Equity Group LLC. Mr. Greenwald is a founding principal of Greenbriar Equity Group LLC and serves as Non-Executive Chairman of Electro-Motive Diesel, Inc. The Company also sold dental insurance products to Jazz Semiconductor, Inc. in 2004 and 2005. Mrs. Hancock is President and Chief Operating Officer of Jazz Technologies, Inc., formerly Acquicor Technology Inc., which is the parent company of Jazz Semiconductor, Inc. Harvard University provides medical content for the Company’s InteliHealth website and has provided certain other services to the Company’s Active Health subsidiary. Dr. Newhouse is employed by Harvard University but is not involved in Harvard’s relationship with the Company. The Company also sells health and other insurance products and services to Yale University and may also pay tuition to Yale University in order for Company employees to participate in certain programs at Yale. Mr. Garten is employed by Yale University. In each of these cases, the aggregate amounts paid to or received from these companies or other entities in each of the last three years did not approach the 2% of total revenue threshold in the Standards (i.e., two percent of the other companies’ revenue) and/or was below $1 million. The Company may also hold an equity and/or debt position in companies with which our Directors are affiliated. The Board determined that none of these relationships was material or impaired the independence of any Director.
All members of the Audit Committee, the Committee on Compensation and Organization (the “Compensation Committee”) and the Nominating Committee are, in the business judgment of the Board, independent Directors as defined in the NYSE listing standards and in Aetna’s Director Independence Standards.
Related Party Transaction Policy
Under Aetna’s Code of Conduct, the Board or an independent Committee reviews any potential conflicts between the Company and any Director or executive officer. The Board has further strengthened this review process by adopting a Related Party Transaction Policy (the “Policy”) which applies to Directors, executive officers, significant shareholders and their immediate family members (each a “Related Person”). Under the Policy, all transactions involving the Company in which a Related Person has a direct or indirect material interest must be reviewed and approved (1) by the Board or the Nominating Committee if involving a Director, (2) by the Board or the Audit Committee if involving an executive officer, or (3) by the full Board if involving an applicable shareholder. The Board or relevant Committee considers relevant facts and circumstances, which may include, without limitation, the commercial reasonableness of the terms, the benefit to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person. A transaction may be approved if it is determined, in the Board’s or relevant Committee’s reasonable business judgment, that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and considering the interests of other relevant constituents, where deemed appropriate. Determinations of materiality are made by the full Board or relevant Committee as applicable.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee consist of Michael H. Jordan (Chairman), Frank M. Clark, Betsy Z. Cohen, Barbara Hackman Franklin and Gerald Greenwald. None of the members of the Compensation Committee has ever been an officer or employee of the Company. There are no interlocking relationships with any of our executive officers or Compensation Committee members.
Meeting Attendance
The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings from time to time, as appropriate. During 2006, the Board met eight times. The average attendance of Directors at all meetings during the year was 96%, and no Director attended less than 75% of the aggregate number of Board and Committee meetings that he or she was eligible to attend. It is the policy of the Board that all Directors should be present at Aetna’s Annual Meeting of Shareholders. All of the Directors then in office and standing for election attended Aetna’s 2006 Annual Meeting of Shareholders.
Aetna’s Code of Conduct
Aetna’s Code of Conduct applies to every employee and to our Directors, and is available at www.aetna.com/governance and as an exhibit to Aetna’s 2006 Annual Report on Form 10-K. The Code of Conduct is designed with the goal of ensuring that Aetna’s business is conducted in a consistently legal and ethical manner. The Code of Conduct includes policies on employee conduct, conflicts of interest and the protection of confidential information and requires strict adherence to all laws and regulations applicable to the conduct of our business. Aetna will disclose any amendments to the Code of Conduct, or waivers of the Code of Conduct relating to Aetna’s Directors, executive officers and principal financial and accounting officers or persons performing similar functions, on its website at www.aetna.com/governance within four business days following the date of any such amendment or waiver. To date, no waivers have been requested or granted. The Code of Conduct also is available in print to shareholders free of charge by calling 1-800-237-4273.
Board and Committee Membership; Committee Descriptions
Aetna’s Board oversees and guides the Company’s management and its business. Committees support the role of the Board on issues that are better addressed by a smaller, more focused subset of Directors.

The following table presents, as of March 1, 2007, the key standing Committees of the Board, the membership of such Committees and the number of times each such Committee met in 2006. Board Committee Charters adopted by the Board for each of the six Committees listed below are available at www.aetna.com/governance and in print to shareholders free of charge by calling 1-800-237-4273.

Committee

Nominating
			Compensation			Investment		and
			and			and	Medical	Corporate
Nominee/Director	Audit		Organization	Executive		Finance	Affairs	Governance

Frank M. Clark			X				X
Betsy Z. Cohen			X			X	X
Molly J. Coye, M.D.						X	X
Barbara Hackman Franklin			X	X				X *
Jeffrey E. Garten	X						X
Earl G. Graves	X			X				X
Gerald Greenwald			X			X *		X
Ellen M. Hancock	X							X
Michael H. Jordan			X *	X		X
Edward J. Ludwig	X	*		X				X
Joseph P. Newhouse	X			X			X *
Ronald A. Williams				X	*	X

Number of Meetings in 2006	11		6	1		7	4	5

*	Committee Chairman
Effective April 27, 2007, Mrs. Cohen will succeed Mr. Jordan as Chairman of the Compensation Committee, will become a member of the Executive Committee and will leave the Medical Affairs Committee; Mr. Garten will become a member of the Compensation Committee and will leave the Audit Committee; and Mr. Greenwald will become a member of the Executive Committee and will leave the Compensation Committee. As noted below, Mr. Jordan will retire from the Board immediately prior to the Annual Meeting.
The functions and responsibilities of the key standing Committees of Aetna’s Board are described below.

•	Audit Committee. The Board has determined in its business judgment that all members of the Audit Committee meet the independence, financial literacy and expertise requirements for audit committee members set forth in the NYSE listing standards. Additionally, the Board has determined in its business judgment that each Audit Committee member, based on his/her background and experience (including that described in this Proxy Statement), has the requisite attributes of an “audit committee financial expert” as defined by the SEC. The Audit Committee assists the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Accountants”), (3) the performance of the Company’s internal audit function and the Independent Accountants, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Accountants and any other accounting firm engaged to perform audit, review or attest services (including the resolution of any disagreements between management and any auditor regarding financial reporting). The Independent Accountants and any other such accounting firm report directly to the Audit Committee. The Audit Committee is empowered, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisers having special competence as necessary to assist it in fulfilling its responsibilities and duties. The Audit Committee has available from the Company such funding as the Audit Committee determines for compensation to the Independent Accountants and any other accounting firm or other advisers engaged by the Audit Committee, and for the Audit Committee’s ordinary administrative expenses. The Audit Committee conducts an annual evaluation of its performance. For more information regarding the role, responsibilities and limitations of the Audit Committee, please refer to the Report of the Audit Committee beginning on page 56.

The Audit Committee can be confidentially contacted by employees and others wishing to raise concerns or complaints about the Company’s accounting, internal accounting controls or auditing matters by calling AlertLine®, an independent toll-free service, at 1-888-891-8910 (available seven days a week, 24 hours a day), or by writing to: Audit Committee c/o Corporate Compliance, P.O. Box 370205, West Hartford, CT 06137-0205.

•	Committee on Compensation and Organization. The Board has determined in its business judgment that all members of the Compensation Committee meet the independence requirements set forth in the NYSE listing standards and in Aetna’s Director Independence Standards. The Compensation Committee is directly responsible for reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation; evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives; and determining and approving the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation. The Chief Executive Officer’s compensation is determined after reviewing the Chief Executive Officer’s performance with the independent Directors of the full Board. The Compensation Committee also evaluates and determines the compensation of the Company’s senior executives and oversees the compensation and benefit plans, policies and programs of the Company. The Chief Executive Officer provides recommendations to the Compensation Committee for the compensation of all senior executives (except his own compensation), but the Compensation Committee does not delegate its authority with regard to these executive compensation decisions. The Compensation Committee also administers Aetna’s stock-based incentive plans and Aetna’s 2001 Annual Incentive Plan. The Compensation Committee reviews and makes recommendations, as appropriate, to the Board as to the development and succession plans for the senior management of the Company. The Compensation Committee has the authority to retain counsel and other experts or consultants as it may deem appropriate.

Further, the Compensation Committee has the sole authority to select, retain and terminate any consultant used to assist the Compensation Committee and has the sole authority to approve each consultant’s fees and other retention terms. In accordance with this authority, the Compensation Committee engages Frederic W. Cook & Co., Inc. as independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive compensation. In accordance with the policy formalized by the Committee in 2006, the Company may not engage the firm of Frederic W. Cook & Co., Inc. for any services other than in support of the Compensation Committee without the prior approval of the Chairman of the Compensation Committee. A representative of the consultant attended five of the Compensation Committee’s meetings in 2006. The Committee conducts an annual evaluation of its performance.

As explained below, the Nominating Committee reviews the compensation of, and benefits for, Directors and makes Director compensation recommendations to the Board of Directors.

•	Executive Committee. This Committee is authorized to act on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has the authority to retain counsel and other experts or consultants as it may deem appropriate.

•	Investment and Finance Committee. This Committee assists the Board in reviewing the Company’s investment policies, strategies, transactions and performance and in overseeing the Company’s capital and financial resources. The Investment and Finance Committee has the authority to retain counsel and other experts or consultants as it may deem appropriate. The Investment and Finance Committee conducts an annual evaluation of its performance.

•	Medical Affairs Committee. This Committee provides general oversight of Company policies and practices that relate to providing Aetna’s members with access to cost-effective quality health care. The Medical Affairs Committee has the authority to retain counsel and other experts or consultants as it may deem appropriate. The Medical Affairs Committee conducts an annual evaluation of its performance.

•	Nominating and Corporate Governance Committee. The Board has determined in its business judgment that all members of the Nominating Committee meet the independence requirements set forth in the NYSE listing standards and in Aetna’s Director Independence Standards. The Nominating Committee assists the

Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends to the Board corporate governance principles. Other specific duties and responsibilities of the Nominating Committee include: annually assessing the size and composition of the Board; annually reviewing and recommending Directors for continued service; reviewing the compensation of, and benefits for, Directors; recommending the retirement policy for Directors; coordinating and assisting management and the Board in recruiting new members to the Board; reviewing potential conflicts of interest or other issues arising out of other positions held or proposed to be held by, or any changes in circumstances of, a Director; recommending Board Committee assignments; overseeing the annual evaluation of the Board; conducting an annual performance evaluation of the Nominating Committee; conducting a preliminary review of Director independence and the financial literacy and expertise of Audit Committee members; and interpreting, as well as reviewing any proposed waiver of, Aetna’s Code of Conduct, the code of business conduct and ethics applicable to Directors. The Nominating Committee has the authority to retain counsel and other experts or consultants as it may deem appropriate. Further, the Nominating Committee has the sole authority to select, retain and terminate any search firm used to identify Director candidates and to approve the search firm’s fees and other retention terms.

The Board makes all Director compensation determinations after considering the recommendations of the Nominating Committee. In setting Director compensation, both the Nominating Committee and the Board review director compensation data obtained from an outside consultant, but neither the Nominating Committee nor the Board delegates any Director compensation decision-making authority.
Consideration of Director Nominees

•	Shareholder Nominees. The Nominating Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Director Qualifications” and “Identifying and Evaluating Nominees for Directors.” Any shareholder nominations of candidates proposed for consideration by the Nominating Committee should include the nominee’s name and qualifications for Board membership, and otherwise comply with applicable rules and regulations, and should be addressed to:

Corporate Secretary
Aetna Inc.
151 Farmington Avenue, RE4K
Hartford, CT 06156

In addition, Aetna’s By-Laws permit shareholders to nominate Directors for consideration at a meeting of shareholders at which one or more Directors are to be elected. For a description of the process for nominating Directors in accordance with Aetna’s By-Laws, see “MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF SHAREHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?” on page 6.

•	Director Qualifications. The Nominating Committee Charter sets out the criteria weighed by the Committee in considering all Director candidates, including shareholder-identified candidates. The criteria are re-evaluated periodically and currently include: the relevance of the candidate’s experience to the business of the Company; enhancing the diversity of the Board; the candidate’s independence from conflict or direct economic relationship with the Company; and the candidate’s ability to attend Board meetings regularly and devote an appropriate amount of effort in preparation for those meetings. It also is expected that nonmanagement Directors nominated by the Board shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. In evaluating Director nominations, the Committee seeks to achieve a diversity of knowledge, experience and capability on the Board.

•	Identifying and Evaluating Nominees for Directors. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director. In recommending Director nominees to the

Board, the Nominating Committee solicits candidate recommendations from its own members, other Directors and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential Director nominees. The Nominating Committee also reviews materials provided by professional search firms or other parties in connection with its consideration of nominees. The Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee considers whether to fill those vacancies and, if applicable, considers various potential Director candidates. These candidates are evaluated against the current Director criteria at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of the person(s) proposing a candidate, a shareholder nominee will be considered by the Nominating Committee at a meeting of the Nominating Committee. If any materials are provided by a shareholder in connection with the nomination of a Director candidate, such materials are forwarded to the Nominating Committee.

The Board and the Nominating Committee each assessed the characteristics and performance of the individual Directors standing for election to the Board at the 2007 Annual Meeting against the foregoing criteria, and, to the extent applicable, considered the impact of any change in the principal occupations of all Directors during the last year. Upon completion of this evaluation process, the Nominating Committee reported to the full Board its conclusions and recommendations for nominations to the Board, and the Board nominated the 11 Director nominees named in this Proxy Statement based on that recommendation.

Frank M. Clark has not been elected previously to the Board by shareholders. In 2006, the Nominating Committee engaged and paid the fees of a professional search firm to assist the Nominating Committee in identifying and evaluating potential nominees. Following the candidate identification and evaluation process, the Nominating Committee considered and recommended Mr. Clark to the full Board, and the Board appointed Mr. Clark a Director of Aetna effective June 29, 2006.

I.       Election of Directors
Aetna will nominate 11 individuals for election as Directors at the Annual Meeting (the “Nominees”). The terms of office for the Directors elected at this meeting will run until the next Annual Meeting and until their successors are duly elected and qualified. The Nominating Committee recommended the 11 Nominees for nomination by the full Board. Based on that recommendation, the Board nominated each of the Nominees for election at the Annual Meeting.
All Nominees are currently Directors of Aetna. The following pages list the names and ages of the Nominees as of the date of the Annual Meeting, the year each first became a Director of Aetna or one of its predecessors, the principal occupation, publicly traded company directorships and certain other directorships of each as of March 1, 2007, and a brief description of the business experience of each for at least the last five years.
Michael H. Jordan has notified the Company that he will not stand for re-election at the Annual Meeting and will retire from the Board at that time. Mr. Jordan has been a Director of Aetna or its predecessors since 1992 and will continue as a Director until his term ends immediately prior to the Annual Meeting. Effective upon Mr. Jordan’s departure from the Board, the size of the Board of Directors will be reduced by one to a total of 11.
The 11 individuals (or such lesser number if the Board has reduced the number of Directors to be elected at the Annual Meeting as described on page 6 under “WHAT IF A DIRECTOR NOMINEE IS UNWILLING OR UNABLE TO SERVE?”) receiving the greatest number of votes cast at the Annual Meeting will be elected Directors. However, as described in more detail on page 8 under “Director Elections — Majority Voting Standard,” Aetna’s Corporate Governance Guidelines require any nominee for Director in an uncontested election who receives more “withhold” votes than “for” votes to promptly submit his or her resignation for consideration by the Nominating Committee. The Nominating Committee and the Board are then required to act on the resignation, in each case within a reasonable period of time.
The Board recommends a vote FOR each of the 11 Nominees. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR the election of all 11 Nominees.
Nominees for Directorships

Director since 2006	Frank M. Clark, age 61, became Chairman and Chief Executive Officer of Commonwealth Edison Company (“ComEd”) (an electric energy distribution subsidiary of Exelon Corporation) in November 2005, having served as President of ComEd since October 2001. Mr. Clark also served as Executive Vice President and Chief of Staff to the Exelon Corporation Chairman from 2004 to 2005. Since joining ComEd in 1966, Mr. Clark rose steadily through the ranks, holding key leadership positions in operational and policy-related responsibilities including regulatory and governmental affairs, customer service operations, marketing and sales, information technology, human resources and labor relations, and distribution support services. Mr. Clark is a director of Harris Financial Corp. (financial services) and Waste Management, Inc. (waste disposal services). Mr. Clark also serves as a trustee of the University of Chicago Hospitals and Health System and DePaul University.

Director of Aetna or its predecessors since 1994	Betsy Z. Cohen, age 65, is Chairman and a trustee of RAIT Financial Trust (real estate investment trust), a position she assumed in August 1997. Until December 11, 2006, she also held the position of Chief Executive Officer. Since September 2000, she also has served as Chief Executive Officer of The Bancorp, Inc. (holding company) and its subsidiary, The Bancorp Bank (Internet banking and financial services), and served as Chairman of The Bancorp Bank from November 2003 to February 2004. From 1999 to 2000, Mrs. Cohen also served as a director of Hudson United Bancorp (holding company), the successor to JeffBanks, Inc., where she had been Chairman and Chief Executive Officer since its inception in 1981 and also served as Chairman and Chief Executive Officer of its subsidiaries, Jefferson Bank (which she founded in 1974) and Jefferson Bank New Jersey (which she founded in 1987) prior to JeffBanks’ merger with Hudson United Bancorp in December 1999. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984.

Director since 2005	Molly J. Coye, M.D., age 59, is the Chief Executive Officer of the Health Technology Center (non-profit education and research organization), which she founded in December 2000. Prior to assuming her current position, Dr. Coye served as Senior Vice President of the West Coast Office of The Lewin Group (consulting) from 1997 to December 2000. Before that, she served in both the public and private sectors: Executive Vice President, Strategic Development, of HealthDesk Corporation from 1996 to 1997; Senior Vice President, Clinical Operations, Good Samaritan Health Hospital from 1993 to 1996; Director of the California Department of Health Services from 1991 to 1993; Head of the Division of Public Health, Department of Health Policy and Management, Johns Hopkins School of Hygiene and Public Health from 1990 to 1991; Commissioner of Health of the New Jersey State Department of Health from 1986 to 1989; Special Advisor for Health and the Environment, State of New Jersey Office of the Governor from 1985 to 1986; and National Institute for Occupational Safety and Health Medical Investigative Officer from 1980 to 1985. Dr. Coye is a member of the Board of Trustees of the American Hospital Association, and a member of the Institute of Medicine, where she co-authored the reports To Err Is Human and Crossing the Quality Chasm. She also is a Trustee of the Program for Appropriate Technology in Health.

Director of Aetna or its predecessors from 1979 to 1992 and since 1993	Barbara Hackman Franklin, age 67, is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and management consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Prior to that appointment, Ms. Franklin was President of Franklin Associates (management consulting firm), which she founded in 1984. During that time, Ms. Franklin also served as a public member of the Board of the American Institute of Certified Public Accountants and of the Auditing Standards Board. She has received the John J. McCloy Award for contributions to audit excellence, the Director of the Year Award from the National Association of Corporate Directors, and an Outstanding Director Award from the Outstanding Director Exchange. Ms. Franklin was a Senior Fellow of The Wharton School from 1979 to 1988, an original Commissioner and Vice Chair of the U.S. Consumer Product Safety Commission from 1973 to 1979, and a Staff Assistant to the President of the United States from 1971 to 1973. Earlier, she held executive positions at Citibank, N.A. and the Singer Company. Ms. Franklin is a director of The Dow Chemical Company (chemicals, plastics and agricultural products), GenVec, Inc. (biotechnology), MedImmune, Inc. (biotechnology) and Washington Mutual Investors Fund, Inc. She is chairman of the Economic Club of New York, vice chair of the US-China Business Council, a director of the National Association of Corporate Directors and a member of the Public Company Accounting Oversight Board Advisory Council. Ms. Franklin is a regular commentator on the PBS Nightly Business Report.

Director of Aetna or its predecessors since 2000	Jeffrey E. Garten, age 60, became the Juan Trippe Professor in the Practice of International Trade, Finance and Business at Yale University on July 1, 2005, having served as the Dean of the Yale School of Management since 1995. He also is Chairman of Garten Rothkopf (global consulting firm), a position he assumed in October 2005. Mr. Garten held senior posts on the White House staff and at the U.S. Department of State from 1973 to 1979. He joined Shearson Lehman Brothers (investment banking) in 1979 and served as Managing Director from 1984 to 1987. In 1987, Mr. Garten founded Eliot Group, Inc. (investment banking) and served as President until 1990, when he became Managing Director of The Blackstone Group (private merchant bank). From 1992 to 1993, Mr. Garten was Professor of Finance and Economics at Columbia University’s Graduate School of Business. He was appointed U.S. Under Secretary of Commerce for International Trade in 1993 and served in that position until 1995. Mr. Garten is a director of Alcan Inc. (global materials company) and CarMax, Inc. (automotive retailer) and also is a director of 28 Credit Suisse mutual funds. He is the author of A Cold Peace: America, Japan, Germany and the Struggle for Supremacy; The Big Ten: Big Emerging Markets and How They Will Change Our Lives; The Mind of the CEO; and The Politics of Fortune: A New Agenda for Business Leaders. Mr. Garten is a director of The Conference Board and the International Rescue Committee. He also serves on the Board of Directors of Aetna Foundation, Inc.

Director of Aetna or its predecessors since 1994	Earl G. Graves, Sr., age 72, is Chairman of Earl G. Graves, Ltd. (a multimedia company with properties in television, radio, events, digital media and the Internet), having served as Chairman and Chief Executive Officer since 1972. He is the Managing Partner of Graves Ventures, Inc. and also the Publisher of Black Enterprise magazine, which he founded in 1970. Additionally, since 1998, Mr. Graves has been a Managing Director of Black Enterprise/ Greenwich Street Corporate Growth Partners, L.P. He is a director of AMR Corporation and its subsidiary, American Airlines, Inc., and is a member of the Supervisory Board of DaimlerChrysler AG (transportation products, financial and other services). Mr. Graves is a trustee of Howard University, a member of the Executive Board and Executive Committee of the National Office of the Boy Scouts of America and a Fellow of the American Academy of Arts & Sciences. He also serves on the Board of Directors of Aetna Foundation, Inc. Mr. Graves has worked to foster the growth of a vibrant African American business community. He is the author of the New York Times bestseller How to Succeed in Business without Being White and is the recipient of more than 60 honorary degrees and numerous awards for his business success and civic contributions. Mr. Graves was named by Fortune Magazine as one of the 50 most powerful and influential African Americans in corporate America and is the subject of an exhibit in The National Great Blacks in Wax Museum in Baltimore, Maryland. In 1990, Mr. Graves was awarded the 84th NAACP Spingarn Medal, the highest achievement award for African Americans. In 1995, his alma mater, Morgan State University, renamed its business school the Earl G. Graves School of Business and Management. In August 2006, Mr. Graves received the Lifetime Achievement Award from the National Association of Black Journalists for his contributions to the field of journalism and the publishing industry.

Director of Aetna or its predecessors since 1993	Gerald Greenwald, age 71, is a founding principal of the Greenbriar Equity Group LLC (invests in the global transportation industry). Mr. Greenwald retired in July 1999 as Chairman and Chief Executive Officer of UAL Corporation and United Airlines (UAL), its principal subsidiary, having served in those positions since July 1994. Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer) from 1979 to 1990, serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (truck manufacturer in the Czech Republic) from 1993 to 1994. He also is a trustee of the Aspen Institute and a member of an Advisory Council of the RAND Corporation.

Director of Aetna or its predecessors since 1995	Ellen M. Hancock, age 64, is President and Chief Operating Officer and a director of Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. (a company formed for the purpose of acquiring businesses in the technology, multimedia and networking sectors). Mrs. Hancock previously served as Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. (Internet system and network management services). She joined Exodus in March 1998 and served as Chairman from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001, and President from March 1998 to June 2000. Mrs. Hancock held various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services) from 1966 to 1995. She became a Vice President of IBM in 1985 and served as President, Communication Products Division, from 1986 to 1988, when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in November 1992, and in 1993 was appointed Senior Vice President and Group Executive, which position she held until February 1995. Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996, and served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers) from July 1996 to July 1997. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products) and Electronic Data Systems Corporation (information technology services).

Director since 2003	Edward J. Ludwig, age 55, is Chairman of the Board, President and Chief Executive Officer of Becton, Dickinson and Company (global medical technology company). He was elected Chairman of the Board effective February 2002, Chief Executive Officer in January 2000 and President in May 1999. Since joining Becton, Dickinson and Company as a Senior Financial Analyst in 1979, Mr. Ludwig has served in positions of increasing responsibility in the areas of financial management, strategic planning and operations. His previous positions have included Vice President, Planning and Development from 1987 to 1989; President, Becton Dickinson Diagnostic Instrument Systems Division from 1988 to 1994; Vice President, Finance and Controller from 1994 to 1995; Senior Vice President and Chief Financial Officer from 1995 to June 1998; and Executive Vice President from July 1998 to May 1999 when he was elected President. Mr. Ludwig serves as a Johns Hopkins University trustee and chairs the Advisory Board for the Johns Hopkins Bloomberg School of Public Health. He also is chairman of the Advanced Medical Technology Association, and is a trustee of the Hackensack University Medical Center and the College of the Holy Cross.

Director since 2001	Joseph P. Newhouse, age 65, is the John D. MacArthur Professor of Health Policy and Management at Harvard University, a position he assumed in 1988. At Harvard, he also is the Director of the Division of Health Policy Research and Education, the Director of the Interfaculty Initiative on Health Policy, Chair of the Committee on Higher Degrees in Health Policy and a member of the faculties of the John F. Kennedy School of Government, the Harvard Medical School, the Harvard School of Public Health and the Faculty of Arts and Sciences. Prior to joining Harvard, Dr. Newhouse held various positions at The RAND Corporation from 1968 to 1988, serving as a faculty member of the RAND Graduate School from 1972 to 1988, as Deputy Program Manager for Health Sciences Research from 1971 to 1988, Senior Staff Economist from 1972 to 1981, Head of the Economics Department from 1981 to 1985 and as a Senior Corporate Fellow from 1985 to 1988. Dr. Newhouse is the Editor of the Journal of Health Economics, which he founded in 1981. He is a Faculty Research Associate of the National Bureau of Economic Research, a member of the Institute of Medicine of the National Academy of Sciences, a member of the New England Journal of Medicine Editorial Board, a fellow of the American Academy of Arts and Sciences, and a director of the National Committee for Quality Assurance. Dr. Newhouse is the author of Free for All: Lessons from the RAND Health Insurance Experiment and Pricing the Priceless: A Health Care Conundrum. He also serves on the Board of Directors of Aetna Foundation, Inc.

Director since 2002	Ronald A. Williams, age 57, is Chairman, Chief Executive Officer and President of Aetna. He was elected Chairman of Aetna on October 1, 2006, Chief Executive Officer on February 14, 2006 and President on May 27, 2002, having served as Executive Vice President and Chief of Health Operations of the Company from March 15, 2001 until his appointment as President. Prior to joining Aetna, Mr. Williams held various executive positions from 1987 to 2001 at WellPoint Health Networks Inc. and its Blue Cross of California subsidiary. From October 1995 to March 1999, he served as Executive Vice President of the Blue Cross of California Businesses of WellPoint and as President of its Blue Cross of California subsidiary and from April 1999 to March 2001, he served as Executive Vice President, Large Group Businesses, of WellPoint and as Group President of WellPoint’s Large Group Division. Mr. Williams is a Director of American Express Company (financial services) and a trustee of The Conference Board. He also serves on the Dean’s Advisory Council at the Massachusetts Institute of Technology and is a member of MIT’s Alfred P. Sloan Management Society.

Director Compensation
The Nominating Committee reviews compensation for nonmanagement Directors annually and makes recommendations to the full Board of Directors for its approval. The Nominating Committee’s goal is to utilize the Company’s Director compensation program to attract and retain qualified Directors. The Committee believes this goal is supported through a competitive compensation program that provides remuneration for Directors’ contributions, including offering stock-based compensation in order to strengthen the Directors’ mutuality of interests with other shareholders. The elements of the Company’s Director compensation program are cash retainer fees, stock-based awards and certain benefits, and a Charitable Award Program, as more fully explained below. The Board has established Director Stock Ownership Guidelines under which each nonmanagement Director is required to own, within five years of joining the Board, shares of Aetna Common Stock or stock units having a dollar value equal to $400,000. As of February 23, 2007, all of Aetna’s nonmanagement Directors held Common Stock and stock units in excess of these guidelines, except Mr. Clark who joined the Board on June 29, 2006. The Code of Conduct prohibits Directors from engaging in hedging strategies using puts, calls or other types of derivative securities based upon the value of Aetna stock.
As part of its annual review of the level and components of Director compensation, the Nominating Committee and the Board consider, among other matters, competitive Director compensation practices, including practices at a comparative group of public companies, based on market comparison studies prepared for the Nominating Committee by an outside consultant. In considering Director target compensation levels, the estimated annual cost of the Charitable Award Program is taken into account, even though Directors derive no economic benefit from the program. The Board believes in supporting charitable institutions and believes that the Charitable Award Program helps to attract and retain qualified Directors in the increasingly competitive environment for talent.
Directors who are officers of Aetna receive no additional compensation for membership on the Board or any of its Committees. The Presiding Director receives no additional compensation for his or her service as the Presiding Director.
2006 Nonmanagement Director Compensation
For 2006, the Board set total target compensation for Aetna’s nonmanagement Directors at approximately $220,000. The level of target compensation was approximately equal to the median nonmanagement Director compensation for 2005 at a relevant comparative group of public companies. The comparative group consisted of twenty-four companies: eight of the healthcare companies included in the Morgan Stanley Healthcare Payor Index and sixteen general industry companies included in the Fortune 500 list. Cash retainer and per meeting fees for Board and Committee service in 2006 remained at 2005 levels, although the retainer for service as Chairman of both the Compensation Committee and the Nominating Committee was raised to $10,000, in recognition of the increased workload of those Committees given changes in applicable regulations on compensation and governance matters.
The following table sets forth for 2006 the total compensation of each of the Directors. Annual target compensation is the same for each Director. However, actual compensation for any Director, and amounts shown in the Director Summary Compensation Table, may vary from target levels and by Director due to: (a) initial stock awards given to Directors first joining the Board, which for accounting purposes are amortized over the first three years of service; (b) the time of year when the Director was first elected, if it is the first year of Board service; (c) whether a Director elected to defer a stock-based award into a stock unit account or interest account; and (d) whether a Director qualifies for accelerated vesting of stock-based awards due to retirement eligibility. Actual compensation may also vary from target levels or by Director due to the Committees on which a Director serves, the actual number of Committee meetings, and other factors. In addition, in accordance with SEC reporting regulations, amounts shown in the table below represent the estimated fair value of equity awards held by each Director that were required to be expensed during 2006 for accounting purposes, not full grant date values for 2006 stock awards. As a result, amounts shown regarding stock-based awards in the table below include portions of prior year awards, as well as a portion of the value of awards granted in 2006. For example, the amounts shown for option awards in the table below only relate to options granted in 2003, which were the only options granted to Directors that were required to be expensed in 2006. Stock options were last granted to Directors in 2004.
Because of the factors discussed above, there are a few Directors whose total compensation as listed in the Director Summary Compensation Table varies somewhat from that of other Directors: Mr. Clark’s total compensation is lower than others because he joined the Board in June of 2006; Dr. Coye’s total compensation is higher than others because she joined the Board in October of 2005 and her grant of initial stock awards made at that time, which are amortized over three years, is still being expensed and is therefore included in the Stock Award column of the Director Summary Compensation Table; and Mr. Graves’ total compensation is higher than others because he has reached retirement age eligibility for purposes of vesting under the Aetna Inc. Non-Employee Director Compensation Plan (the “Director Plan”). As a result, all stock awards made to Mr. Graves in 2006, although the same as those made to other Directors, were required to be expensed when granted.
Director Summary Compensation Table

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation
Name	(1)	(2)	(3)	(4)	Total

Frank M. Clark	$23,168	$43,180	$0	$42,494	$108,842
Betsy Z. Cohen	63,000	82,842	4,331	44,186	194,359
Molly J. Coye, M.D.	56,334	136,780	0	42,674	235,788
Barbara Hackman Franklin	63,000	82,842	4,331	44,186	194,359
Jeffrey E. Garten	61,000	82,842	4,331	43,088	191,261
Earl G. Graves	67,000	112,248	4,331	45,608	229,187
Gerald Greenwald	64,000	90,194	4,331	45,608	204,133
Ellen M. Hancock	59,000	82,842	4,331	43,088	189,261
Michael H. Jordan	61,000	82,842	4,331	45,608	193,781
Edward J. Ludwig	72,000	85,506	0	42,674	200,180
Joseph P. Newhouse	70,000	81,476	4,331	43,088	198,895

(1)	The amounts shown in this column include compensation that was deferred by Directors during 2006 under the Director Plan. See “Additional Director Compensation Information” on page 24 for a discussion of Director compensation deferrals. This column consists of the following:

Fees Earned
or Paid
Activity	in Cash

Annual Retainer Fee	$25,000
Chairman of the Audit Committee	15,000
Chairman of the Committee on Compensation and Organization	10,000
Chairman of the Nominating and Corporate Governance Committee	10,000
Chairman of the Investment and Finance Committee	7,000
Chairman of the Medical Affairs Committee	7,000
Committee Membership (not paid to a Director for membership on a Committee which such Director chairs)	4,000
Board and/or Committee Meeting Attendance Fee (per meeting)	1,000

(2)	Amounts shown in the table represent the estimated fair value, for accounting purposes, related to deferred stock units and restricted stock units (“RSUs”) granted in 2006 and prior years, and required to be expensed in 2006. Refer to page 72 of Aetna’s 2006 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions regarding the 2006 RSUs included in this table. On April 28, 2006, each nonmanagement Director then in office was granted 1,309 annual deferred stock units (“Annual Units”), except for Mr. Clark who joined the Board on June 29, 2006 and received at that time a grant of 6,000 initial deferred stock units (“Initial Units”). Also, on February 10, 2006, Aetna granted each nonmanagement Director then in office 1,004 RSUs. As indicated above, the amounts in this column reflect stock awards required to be expensed in 2006, which only include a portion of the 2006 stock awards. The full grant date value of deferred stock units and RSUs granted in 2006 for each Director was $100,803, except for Mr. Clark, whose full grant date value was $235,440 based solely on his receipt of Initial Units. The full grant date values for each Director, other than Mr. Clark who only received Initial Units, are comprised of the Annual Units, $50,397, and RSUs, $50,406. See “Additional Director Compensation Information” below on this page for a discussion of Initial Units, Annual Units, RSUs and the deferrals of each.

As of December 31, 2006, the number of outstanding stock awards, consisting solely of RSUs, held by each Director is as follows: Frank M. Clark, 0; Betsy Z. Cohen, 2,044; Molly J. Coye, M.D., 1,004; Barbara Hackman Franklin, 2,044; Jeffrey E. Garten, 2,044; Earl G. Graves, 2,044; Gerald Greenwald, 2,044; Ellen M. Hancock, 2,044; Michael H. Jordan, 2,044; Edward J. Ludwig, 2,044; and Joseph P. Newhouse, 2,044. Refer to the Beneficial Ownership Table on page 28 for a complete list of all Director stock holdings.

(3)	No stock options or stock appreciation rights (“SARs”) were awarded to the Directors during 2006. Amounts shown in the table represent the fair value, for accounting purposes, relating to options that were granted in 2003 and required to be expensed in 2006. Refer to page 58 of Aetna’s 2003 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions on the 2003 stock option grants included in this table. As of December 31, 2006, the number of outstanding options held by each Director is as follows: Frank M. Clark, 0; Betsy Z. Cohen, 55,200; Molly J. Coye, M.D., 0; Barbara Hackman Franklin, 6,400; Jeffrey E. Garten, 34,132; Earl G. Graves, 55,200; Gerald Greenwald, 34,132; Ellen M. Hancock, 31,290; Michael H. Jordan, 55,200; Edward J. Ludwig, 14,000; and Joseph P. Newhouse, 35,068. The Company does not currently grant SARS or stock options to Directors.

(4)	All Other Compensation consists of the following. See “Additional Director Compensation Information” below on this page for a discussion of each component of All Other Compensation.

	Group Life Insurance,
	Accidental Death and
	Dismemberment and Business	Charitable Award
	Travel Insurance Premiums	Program(a)	Total

Frank M. Clark	$594	$41,900	$42,494
Betsy Z. Cohen	2,286	41,900	44,186
Molly J. Coye, M.D.	774	41,900	42,674
Barbara Hackman Franklin	2,286	41,900	44,186
Jeffrey E. Garten	1,188	41,900	43,088
Earl G. Graves	3,708	41,900	45,608
Gerald Greenwald	3,708	41,900	45,608
Ellen M. Hancock	1,188	41,900	43,088
Michael H. Jordan	3,708	41,900	45,608
Edward J. Ludwig	774	41,900	42,674
Joseph P. Newhouse	1,188	41,900	43,088

(a)	Refer to “Director Charitable Award Program” beginning on page 25 for information about the valuation of the Charitable Award Program
Additional Director Compensation Information
Director Deferrals
The amounts shown in the Fees Earned or Paid in Cash and Stock Awards columns include amounts that were deferred by Directors during 2006 under the Director Plan. Under the Director Plan, nonmanagement Directors may defer payment of some or all of their annual retainer fees, meeting fees and dividend equivalents paid on stock units to an unfunded stock unit account or unfunded interest account until after they have resigned or retired (as defined in the Director Plan) from the Board or elect to diversify their stock unit holdings as described below. During the period of deferral, amounts deferred to the stock unit account track the value of the Common Stock and earn dividend equivalents. During the period of deferral, amounts deferred to the interest account accrue interest pursuant to a formula equal to the rate of interest paid from time to time under the fixed interest rate fund option of the 401(k) Plan (5.0% per year for the period January to June 2007). Under the Director Plan, beginning at age 68 Directors are allowed to make an annual election to diversify up to 100% of their voluntarily deferred stock unit account (annual cash retainer and meeting fees) out of stock units and into an interest account. During 2006, two Directors made such a diversification election. Directors who make a diversification election remain subject to the Board’s Director Stock Ownership Guidelines.
Stock Unit and RSU Awards
Pursuant to the Director Plan, nonmanagement Directors, upon their initial election to the Board, receive a one-time grant of deferred stock units convertible upon retirement from Board service into 6,000 shares of Common Stock (“Initial Units”). Additionally, on the date of each Annual Meeting during the term of the Director Plan, each nonmanagement Director then in office is granted deferred stock units convertible upon retirement from Board service into shares of Common Stock (“Annual Units”). On April 28, 2006, each nonmanagement Director then in office was granted 1,309 Annual Units, which were valued at $50,397 as of the date of grant. Generally, to become fully vested in these units, a Director must complete, in the case of the Initial Units, three years of service and, in the case of the Annual Units, one year of service following the grant of the units. If service is sooner terminated by reason of death, disability, retirement or acceptance of a position in government service, a Director is entitled to receive the full grant if the Director has completed a minimum of six consecutive months of service as a Director since such grant.
A Director’s right with respect to unvested units also will vest upon a change-in-control of Aetna (as defined in the Director Plan). If a Director terminates Board service prior to completion of three years or one year of service, as applicable, from the grant date of any units that have not otherwise vested under the terms of the Director Plan, the Director will be entitled to receive a pro rata portion of the award. Although Directors receive dividend equivalents on the deferred stock units, they have no voting rights with respect to the units granted. The deferred stock units granted are not transferable.
Nonmanagement Directors were granted restricted stock units (“RSUs”) under the Director Plan during 2006. On February 10, 2006, Aetna granted each nonmanagement Director then in office 1,004 RSUs, which were valued at $50,406 as of the date of grant. The RSUs vest in three substantially equal annual installments beginning February 10, 2007, and are payable at vesting in shares of Common Stock. The RSUs granted to a nonmanagement Director will vest immediately if the Director ceases to be a Director because of death, disability, retirement or his or her acceptance of a position in government service. All RSUs granted to nonmanagement Directors also will vest immediately upon a change-in-control of Aetna (as defined in the Director Plan).
Director Charitable Award Program
As previously indicated, Aetna maintains the 1999 Director Charitable Award Program as part of its overall program of support for charitable institutions and in order to attract and retain qualified Directors in the increasingly competitive environment for talent. Only nonmanagement Directors are eligible to participate in the program. The program may be funded by life insurance on the lives of the participating Directors. Each of the nonmanagement Directors other than Mr. Clark, Dr. Coye and Mr. Ludwig is fully vested in the program. Mr. Clark, Dr. Coye and Mr. Ludwig and each new Director who participates in the program will be fully vested in the program upon completion of five years of service as a Director or upon death or disability. Mr. Ludwig will vest in the program in July of 2008, Dr. Coye will vest in the program in October of 2010 and Mr. Clark will vest in the program in June of 2011. Under the program, Aetna intends to make a charitable contribution of $1 million in ten equal annual installments allocated among up to five charitable organizations recommended by the Director. The first installment under the Charitable Award Program is made once each participating Director reaches a qualifying age. The qualifying age had been set equal to the Board’s mandatory retirement age. In connection with the raising of the retirement age from 72 to 75 in early 2007, the Board determined that installment contributions under the Program for Directors in office when the retirement age was raised will continue to begin at age 72, or at a later time if requested by the Director. This determination recognizes that certain charitable organizations had already been notified that they were recommended by a Director to receive a contribution following the Director’s anticipated retirement date, and the Company did not want the retirement age increase to adversely impact these organizations. For any new Directors, installments would begin after the Director reaches the retirement age of 75. Beneficiary organizations recommended by Directors must be, among other things, tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Donations Aetna ultimately makes are expected to be deductible from taxable income for purposes of U.S. federal and other income taxes payable by Aetna. Directors derive no personal financial or tax benefit from the program, since all insurance proceeds and charitable deductions accrue solely to Aetna.
The Charitable Award Program values in footnote 4 to the Director Summary Compensation Table on page 24 represent an estimate of the present value of the total annual economic net cost of the Program, pre-tax, for current and former Directors, allocated equally among the current Directors. The present value calculation considers estimates of (a) premiums paid on whole life insurance policies purchased with respect to certain of the Directors to fund part of the program; (b) the expected future charitable contributions to be paid by Aetna on behalf of current and former Directors; (c) expenses associated with administering the program; and (d) the expected future proceeds from such whole life insurance policies which are, in turn, based on expected mortality, as well as assumptions regarding future investment returns of the policies. The discount rate applied in such present value calculation is 4.75%, which represents the rate of interest paid from time to time under the fixed interest rate fund option of the 401(k) Plan for the period July to December 2006.
Other Benefits
Aetna provides $150,000 of group life insurance/accidental death and dismemberment/business travel insurance for its nonmanagement Directors. Optional medical, dental and long-term care coverage for nonmanagement Directors and their eligible dependents is available to Directors at a cost similar to that charged to Company employees and may be continued into retirement by eligible Directors. Aetna also reimburses nonmanagement Directors for the out-of-pocket expenses they incur that are attendant to Board membership, including travel expenses incurred in connection with attending Board, Committee and shareholder meetings and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend the event). From time to time, Aetna also may transport Directors to and from Board meetings or Directors and their guests to and from other Company functions on Company aircraft.
2007 Nonmanagement Director Compensation
On January 26, 2007, the Board voted to approve the Director compensation package for nonmanagement Directors for 2007. The Board set the total value of target compensation for 2007 at approximately $257,000, consisting of stock-based compensation, cash and benefits, and the estimated cost of the Charitable Award Program. The 2007 target compensation level is also approximately equal to the median nonmanagement Director compensation for 2006 at a relevant comparative group of public companies (which was the same comparative group used in setting 2006 target compensation levels). The annual retainer has been increased to $50,000 and meeting fees have been eliminated for 2007. The Nominating Committee and the Board believe that the increase in compensation from the 2006 level is in line with competitive compensation practices, and that the elimination of separate meeting fees reflects best practices. In addition, for 2007, the retainer for the Chairman of both the Medical Affairs Committee and the Investment and Finance Committee has increased from $7,000 to $8,000. Committee member retainers remain at $4,000, but were increased to $7,500 for Audit Committee members and $5,000 for members of the Compensation Committee and Nominating Committee, in light of the demands of service on those Committees.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, our executive officers and certain other persons to file reports of holdings and transactions in Aetna Common Stock with the SEC. Based on our records and other information, we believe that during our fiscal year ended December 31, 2006, our Directors and executive officers timely met all applicable SEC filing requirements.
Security Ownership of Certain Beneficial Owners, Directors, Nominees and Executive Officers
The following table presents, as of December 31, 2006, the names of the only persons known to Aetna to be the beneficial owners of more than 5% of the outstanding shares of its Common Stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the SEC.

Name and Address of	Amount and Nature
Beneficial Owner	of Beneficial Ownership	Percent

Legg Mason Capital Management, Inc.	44,273,619 shares(1)	8.58%
100 Light Street Baltimore, Maryland 21202
Capital Research and Management Company	38,660,000 shares(2)	7.49%
333 South Hope Street Los Angeles, CA 90071
State Street Bank and Trust Company, Trustee	28,871,314 shares(3)	5.60%
225 Franklin Street Boston, Massachusetts 02110

(1)	Of the reported shares of Common Stock, Legg Mason Capital Management, Inc. reports that it shares voting and dispositive power with respect to 44,273,619 shares.

(2)	Of the reported shares of Common Stock, Capital Research and Management Company reports that it has sole voting power with respect to 9,300,000 shares, and has sole dispositive power with respect to 38,660,000 shares.

(3)	Of the reported shares of Common Stock, State Street Bank and Trust Company, Trustee, reports that it has sole voting power with respect to 15,761,973 shares, shares voting power with respect to 13,109,341 shares and shares dispositive power with respect to 28,871,314 shares. Of the reported shares of Common Stock, 13,109,341 shares are held by State Street in its capacity as the trustee of Aetna’s 401(k) Plan.

Beneficial Ownership Table
The following table presents, as of February 23, 2007, the beneficial ownership of, and other interests in, shares of Common Stock of each current Director, each Nominee, each executive officer named in the Summary Compensation Table on page 39, and Aetna’s Directors and executive officers as a group. The information set forth in the table below and in the related footnotes has been furnished by the respective persons.

	Amount and Nature of Beneficial Ownership

				Common
Name of Beneficial	Common			Stock
Owner and Position	Stock		Percent	Equivalents		Total

Frank M. Clark (current Director and Nominee)	1,000	(1)		7,391	(16)	8,391
Betsy Z. Cohen (current Director and Nominee)	71,484	(2)	*	57,870	(16)	129,354
Molly J. Coye, M.D. (current Director and Nominee)	249		*	11,237	(16)	11,486
Barbara Hackman Franklin (current Director and Nominee)	26,160	(3)	*	41,224	(16)	67,384
Jeffrey E. Garten (current Director and Nominee)	36,308	(4)	*	26,264	(16)	62,572
Earl G. Graves (current Director and Nominee)	57,200	(2)	*	59,244	(16)	116,444
Gerald Greenwald (current Director and Nominee)	39,508	(4)(5)	*	50,003	(16)	89,511
Ellen M. Hancock (current Director and Nominee)	39,690	(6)	*	95,386	(16)	135,076
Michael H. Jordan (current Director)	67,536	(2)	*	55,300	(16)	122,836
Edward J. Ludwig (current Director and Nominee)	22,000	(7)	*	21,269	(16)	43,269
Joseph P. Newhouse (current Director and Nominee)	37,068	(8)	*	32,011	(16)	69,079
Ronald A. Williams (Chairman, Chief Executive Officer and President, current Director and Nominee)	6,098,834	(9)	*	792,173	(17)	6,891,007
John W. Rowe, M.D. (Retired Chairman)	6,642,364	(10)	*			6,642,364
Alan M. Bennett (named executive)	229,150	(11)	*	17,928	(18)	247,078
Mark Bertolini (named executive)	491,542	(12)		49,913	(19)	541,455
Craig R. Callen (named executive)	425,952	(13)	*	34,137	(20)	460,089
Timothy A. Holt (named executive)	821,460	(14)	*	32,559	(21)	854,019
Directors and executive officers as a group (20 persons)	15,346,651	(15)	2.89%	1,454,291	(22)	16,800,942

*	Less than 1%
Unless noted in the footnotes below, each person currently has sole voting and investment powers over the shares set forth in the Beneficial Ownership Table.

Notes to Beneficial Ownership Table

(1)	Includes 1,000 shares held jointly with his spouse, as to which Mr. Clark shares voting and investment powers.

(2)	Includes 55,200 shares that the Director has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options.

(3)	Includes 6,400 shares that the Director has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options.

(4)	Includes 34,132 shares that the Director has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options.

(5)	Includes 4,520 shares held by his spouse, as to which Mr. Greenwald has no voting or investment power.

(6)	Includes 31,290 shares that Mrs. Hancock has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and 8,000 shares held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers. Also includes 400 shares held jointly by Mrs. Hancock’s spouse and step-daughter as to which Mrs. Hancock has no voting or investment power.

(7)	Includes 14,000 shares that Mr. Ludwig has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and 8,000 shares held jointly with his spouse, as to which Mr. Ludwig shares voting and investment powers.

(8)	Includes 35,068 shares that Dr. Newhouse has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and 2,000 shares held jointly with his spouse, as to which Dr. Newhouse shares voting and investment powers.

(9)	Includes 5,878,084 shares that Mr. Williams has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights. Also includes 90,750 shares held by Mr. Williams; 120,000 shares in a family trust of which Mr. Williams and his spouse are the sole trustees and beneficiaries; and 10,000 shares held in a Guaranteed Retained Annuity Trust of which Mr. Williams is the sole trustee.

(10)	Includes 4,007,936 shares that Dr. Rowe has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights and 2,589,844 shares that two Grantor Retained Annuity Trusts (“GRATs”) have the right to acquire currently upon the exercise of stock options. Dr. Rowe’s spouse is the sole trustee of the GRATs. Also includes 40,000 shares held by Dr. Rowe; 4,000 shares held jointly with his spouse as to which Dr. Rowe shares voting and investment powers; and 584 shares held under the 401(k) Plan as to which Dr. Rowe shares voting and investment powers.

(11)	Includes 166,448 shares that Mr. Bennett has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights; 51,968 shares held by Mr. Bennett; and 10,734 shares held under the 401(k) Plan as to which Mr. Bennett shares voting and investment powers.

(12)	Includes 431,340 shares that Mr. Bertolini has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights; and 60,202 shares held by Mr. Bertolini.

(13)	Includes 392,652 shares that Mr. Callen has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights; and 33,300 shares held by Mr. Callen.

(14)	Includes 723,689 shares that Mr. Holt has the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights; 91,392 shares held by Mr. Holt; and 6,379 shares held under the 401(k) Plan as to which Mr. Holt shares voting and investment powers.

(15)	Directors and executive officers as a group have sole voting and investment powers over 475,530 shares and share voting and investment powers with respect to 166,535 shares (including

23,535 shares held under the 401(k) Plan and beneficially owned by executive officers). Also includes 14,699,666 shares that Directors and executive officers have the right to acquire currently or within 60 days of February 23, 2007 upon the exercise of stock options and stock appreciation rights.

(16)	Represents stock units issued under the Director Plan and plans of Aetna’s predecessors, as applicable. Certain of the stock units are not vested — see description of the Director Plan on page 25. Stock units track the value of Aetna Common Stock and earn dividend equivalents that may be reinvested, but do not have voting rights. Also includes RSUs granted to each nonmanagement Director under the Director Plan which are unvested and are payable in shares of Aetna Common Stock. RSUs do not earn dividend equivalents and have no voting rights.

(17)	Includes 505,651 vested deferred stock units which earn dividend equivalents that are reinvested in stock units. Stock units do not have voting rights. Also includes 100,096 RSUs which vest in two equal annual installments on February 14, 2008 and February 14, 2009 and earn dividend equivalents which are reinvested. Additionally includes 85,650 RSUs which vest on February 10, 2009 and 100,776 RSUs which vest in three equal annual installments commencing February 9, 2008. These RSUs do not earn dividend equivalents. The RSUs have no voting rights.

(18)	Represents RSUs which vest on February 10, 2009. The RSUs do not earn dividend equivalents and have no voting rights.

(19)	Includes 13,744 RSUs which vest on February 10, 2009, 15,027 RSUs which vest on June 30, 2009 and 21,142 RSUs which vest in three substantially equal annual installments commencing February 9, 2008. The RSUs do not earn dividend equivalents and have no voting rights.

(20)	Includes 17,928 RSUs which vest on February 10, 2009 and 16,209 RSUs which vest in three equal annual installments commencing February 9, 2008. The RSUs do not earn dividend equivalents and have no voting rights.

(21)	Includes 14,940 RSUs which vest on February 10, 2009 and 17,619 RSUs which vest in three equal annual installments commencing February 9, 2008. The RSUs do not earn dividend equivalents and have no voting rights.

(22)	Includes 430,538 stock units issued to Directors, 26,661 unvested RSUs issued to Directors, 505,651 vested deferred stock units issued to Mr. Williams and 491,441 unvested RSUs issued to executive officers.

Compensation Discussion and Analysis
What are the objectives of the Company’s compensation program?
The Company believes that its compensation program must support Company strategy, be competitive, and provide both significant rewards for outstanding financial performance and clear financial consequences for underperformance. The Company also believes that a significant portion of an executive’s compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and Company performance and that it is important to link a significant portion of an executive officer’s compensation to the value of Aetna’s Common Stock to directly tie the interests of executives to increases in stock price and, as a result, the long-term interests of Aetna’s shareholders. The Company believes a successful program will attract, motivate and retain highly qualified executives.
2006 was a year of significant management change. Dr. Rowe retired in October, and Mr. Williams assumed the position of CEO in January and became Chairman in October. One important driver of compensation for 2006 was to ensure and reward a smooth management transition.
Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board and the Compensation Committee. As a result, total return to shareholders factors prominently in the Compensation Committee’s thinking about the type (and amount) of compensation paid to executive officers. Under the leadership of Mr. Williams, Dr. Rowe and the other senior executives of the Company, in 2006 Aetna continued its financial success. Aetna has had 20 consecutive quarters of positive operating earnings through December 31, 2006. From January 1, 2004 through December 31, 2006,

Aetna’s market capitalization has increased by $12.0 billion, and through December 31, 2006, it has increased by more than $17.2 billion since its low point in March 2001. In addition, over the last five years Aetna’s total return to shareholders has been 427%, an annualized return of 39.5%. These strong financial results for shareholders and Aetna’s re-emergence as a key competitor in the health care industry and national leader in consumer directed health care has resulted in a substantial increase in Aetna’s stock price since 2001. As a result of the increased share price, Aetna executives have experienced a significant growth in the value of their long-term equity compensation as it is represented by shares, share units or the right to acquire shares.
What are the elements of the Company’s executive compensation program?
The compensation program for executive officers for 2006 consisted of the following elements:
      Elements available to substantially all employees:
      • base salary;
      • performance-based annual bonus;
      • employee stock purchase plan; and
      • retirement and health and welfare benefits
      Elements available only to executive officers:

•	long-term incentive awards (stock appreciation rights, restricted stock units and payout of previously awarded performance cash units);
      • non-qualified deferred compensation plans; and
      • perquisites
In recent years, the elements of the Company’s compensation programs have shifted in emphasis. There has been a shift away from executive retirement benefits and other non-performance-based compensation, relying instead on performance-based annual bonus and long-term incentive awards (pay at risk). The most significant reduction in executive benefits is the elimination of the Company’s matching contribution in the Supplemental 401(k) Plan in 2005 and the elimination of future benefit accruals in the Supplemental Pension Plan beginning in 2007 (as described on page 47). An important concern for the Company is affordable health care for our more moderately paid employees. As a result, the Company has shifted to an increasingly graduated Company-provided subsidy for employee health benefits so that executives pay a higher contribution than more moderately paid employees. For 2006, the medical subsidy ranged from 100% for our most moderately paid employees to 39% in aggregate for our most highly compensated employees.
How are cash and equity compensation amounts determined?
The Company’s compensation program, in general, is designed to set target cash and equity compensation opportunity (considered as salary, performance-based annual bonus and long-term incentive awards) for the executive group at the median level of the cash and equity compensation paid to similarly positioned executives at companies in a comparison group selected for each executive officer position (the “Comparison Group”) at median performance. The program is designed to deliver above median compensation for above median performance and below median compensation for below median performance. Median is used as the benchmark for both performance and pay because it generally represents the level that an informed industry investor would expect based on year-to-year trends and a level of program expense that is consistent with competitors in the aggregate. The Comparison Group for each executive differs based on the executive’s position in order to benchmark pay decisions for a position against the publicly traded companies that are major competitors in the marketplace for talent at that position. For positions that are primarily health care related, the Comparison Group is made up of the Company’s primary health care competitors. These companies are Cigna Corporation, Coventry Healthcare, Inc., Humana Inc., UnitedHealth Group Incorporated and WellPoint, Inc. For other positions, the Comparison Group is made up of forty-seven general industry and financial services companies. Over 90% of the general industry and financial services companies are included in the Fortune 500. The pay information for each Comparison Group is developed using market pay survey data provided by the Compensation Committee’s outside compensation consultant and other compensation consultants hired by the Company. The analysis, which is conducted by the compensation consultants and the Company, includes a regression analysis (adjustment to market compensation data to account for company size and revenue) and a scenario analysis, which evaluates total compensation of an executive officer under various scenarios, including termination of employment. The compensation of executive officers also is compared across the executive officer group and with the compensation of other senior executives for internal pay relativity purposes. The Compensation Committee sometimes approves an above-median target compensation opportunity when individual performance or other circumstances warrant, including retention of a particular executive or recruitment at the time of hire.
In setting executive officer compensation, the Compensation Committee, with assistance from its outside compensation consultant, reviews tally sheets that affix a dollar amount to each component of executive compensation, including salary, bonus and long-term incentives, realized and unrealized gains on stock options, dollar value of perquisites, projected benefits under Aetna’s retirement plan and under potential severance and change-in-control scenarios. The Compensation Committee uses the tally sheets as a reference point in making compensation decisions and as a basis for comparing compensation program participation across the executive officer group.
Who is the Compensation Committee’s compensation consultant?
The Compensation Committee has engaged the firm of Frederic W. Cook & Co., Inc. to provide independent compensation consulting services to the Committee. The role of the compensation consultant is to ensure that the Compensation Committee has objective information needed to make informed decisions in the best interests of shareholders based on compensation trends and practices in public companies. During the past year, the firm of Frederic W. Cook & Co., Inc.: (i) worked with the Compensation Committee and management to develop agendas and materials for Compensation Committee meetings; (ii) analyzed new and amended employment agreements; (iii) provided market data and alternatives to consider for making compensation decisions for the chief executive officer and other executive officers; (iv) assisted in the redesign of the Company’s long-term compensation program; and (v) generally kept the Compensation Committee abreast of changes in the executive compensation environment. In 2006, a representative of the firm attended five of the six Committee meetings, including, when invited, executive sessions. In accordance with the policy formalized by the Committee in 2006, the Company may not engage the firm of Frederic W. Cook & Co., Inc. for any services other than in support of the Compensation Committee without the prior approval of the Chairman of the Compensation Committee.
How are base salaries for executive officers determined?
The Compensation Committee generally reviews base salaries for executive officers named in the proxy statement and other senior executives annually at the start of the year. Base salaries are used to attract and retain employees by providing a portion of compensation that is not considered “at risk.” In making salary determinations, the Compensation Committee considers the terms of any employment contract with the executive, the recommendations of the CEO (as to other executives), salary norms for persons in comparable positions in the executive’s Comparison Group, the executive’s experience and scope of responsibility, and a subjective assessment of the executive’s individual past and potential future contribution to Company results. Base salaries, as a percent of total compensation, differ based on the position and function. In general, executives with the highest level and amount of responsibility have the lowest percentage of their compensation fixed as salary and the highest percentage subject to performance-based standards (performance-based annual bonus and long-term incentives). In addition, executives with operations responsibility generally have more compensation “at risk” than staff executives.
How are annual performance-based bonuses determined?
The purpose of the annual bonus program is to align the interests of executive officers with Company shareholders by motivating executive officers to achieve superior annual financial and annual operational performance. Annual bonuses are paid in cash. All executive officers and managers are eligible to participate in the Annual Bonus Plan (“ABP”). In addition, the awards for the executive officers named in the Company’s proxy statement must also satisfy the objective and formulaic pay-for-performance requirements of the Annual Incentive Plan or “AIP”. There is only one annual bonus paid (if the executive meets the performance goals), but Company performance must satisfy the requirements of both plans in order for a bonus to be paid to each executive officer named in the proxy statement. The AIP serves as a limit or cap on the amount of the bonus that may be paid and is designed to ensure the Company meets the IRS requirements for deducting the expense of compensation over $1 million. The AIP was approved by Shareholders and is designed to comply with the requirements of 162(m) of the Internal Revenue Code (the “Code”).
The Compensation Committee, after consulting with the Board of Directors, establishes specific financial and operational goals at the beginning of each performance year, and annual bonus funding is linked directly to achievement of these annual goals. Following the completion of the performance year, the Compensation Committee assesses performance against the pre-established performance goals to determine bonus funding for the year. The ABP and AIP goals, described in more detail below, are directly aligned with the Company’s strategic and business plans approved by the Board. Achievement of the Company’s stretch financial operating plan approved by the Board is considered target financial performance under the ABP and is the highest weighted performance measure under that plan.
Annual Bonus Plan (ABP). For 2006, bonus pool funding under the ABP depended upon Aetna’s performance against the following measures (each weighted as noted):

•	financial performance (55% — measured by attaining a specific level of (i) operating earnings, excluding interest expense and amortization, and (ii) expense reduction as a percentage of total revenue);

•	health cost management (16% — measured primarily by commercial risk health and dental cost medical cost ratios, and, to a lesser extent, Medicare risk medical cost ratio);

•	growth (15% — measured by net membership growth and total revenue); and

•	constituent focus (14% — measured externally by member, hospital, plan sponsor and broker/consultant satisfaction survey results and internally by achievement of performance management and diversity milestones and employee survey results).
These measures were selected because they represent key elements of the Company’s financial and strategic business plan approved by the Board.
Under the ABP, if 100% of the goals are met, in the aggregate, up to 100% of the target bonus pool is funded. If the goals are exceeded, in the aggregate, by a sufficient margin, up to a maximum of 200% of the bonus pool is funded. If performance falls short of a threshold level, no funding will occur unless the Compensation Committee, in its discretion, decides to approve minimal funding given the circumstances at the time.
For 2006, the Company reported operating earnings (excluding interest expense and amortization) of $1.8 billion, which significantly exceeded the targeted level of operating earnings, and the financial goals in the aggregate, were met at just below the superior level. The health cost management performance was generally below the target level. With respect to the growth goals, the Company performed below the target level even though organic medical membership growth exceeded that of its major competitors. Performance relative to the constituent focus goals was also below target. The Company believes it sets “stretch” goals in its financial and operating plans. As a result, despite the Company’s superior financial performance for 2006 and organic growth in medical membership, after applying the weightings noted above, the Compensation Committee set the 2006 ABP bonus pool funding at just below target performance (93% of target).
Annual Incentive Plan (AIP/162(m) qualified). With respect to executive officers named in the proxy statement, performance goals under the AIP must also be met prior to paying a bonus. Company performance against the AIP goals is used by the Committee to establish a limit on the amount of bonus that may be paid. The two goals established for 2006 under the AIP related to the achievement of specified levels of (i) Company net income and (ii) Company revenue. If 100% of either goal is met, the maximum award permitted under the AIP (currently $3 million) may be paid. If neither of these goals is met at the 100% level, the maximum bonus payable is proportionately reduced.
For 2006, the Company reported net income of $1,702 million and total revenues of $25,113.5 million (excluding net realized capital gains) which permitted the payment of a maximum bonus (up to $3,000,000). The actual bonus amounts paid to the executive officers named in this proxy statement were less than the maximum allowable amount. The Compensation Committee set the actual bonus amounts after a review of Company performance versus the ABP goals described above, a subjective evaluation of each executive officer’s individual performance, and consideration of the recommendations of the CEO (as to other executives). In determining the annual bonus of the CEO, the Committee consulted the non-management members of the Board of Directors.
For 2006, the target bonus opportunity as a percentage of base salary paid during the year, the 2006 bonus paid and the paid bonus as a percentage of the target for each executive officer named in this proxy statement were as follows:

	ABP	2006 Bonus	Bonus Paid
	Target	Paid	(as a % of Target)

Mr. Williams	150%	$1,612,500	100%
Dr. Rowe	150	1,150,875	93
Mr. Bennett	80	423,150	93
Mr. Bertolini	100	465,261	90.5
Mr. Callen	80	416,500	85
Mr. Holt	80	469,434	123.5

How are long-term incentive awards (stock appreciation rights and restricted stock units) determined?
For 2006, the Compensation Committee modified the long-term incentive component of the compensation program to replace stock options and performance cash units with stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). The decision to redesign the program took into account evolving practices at other major public corporations, as well as the Company’s objective of enhancing the linkage between employee compensation and the creation of shareholder value. The Compensation Committee believes that the cash-based performance units granted in the past, which vested based on internal performance measures over a shorter time horizon, served the Company well during its financial turn-around. However, now that the Company is well beyond its turn-around and working to achieve sustained profitable growth, the Compensation Committee believes that SARs and RSUs will provide a more direct and transparent link between executive compensation and the creation of shareholder value. In addition, the Compensation Committee believes that the changes in the program will reduce share utilization and, as a result, shareholder dilution from equity awards and, given financial success of the Company, aid in retention of senior executives.
The objective of the SAR and RSU awards is to advance the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in Aetna’s stock price. These awards complement cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The amount of the long-term award (SARs and RSUs) is determined, in general, to set total target compensation opportunity at the median level of the compensation paid to similarly positioned executives at companies in the executive’s Comparison Group at median performance. To determine the value of the award, the value of the SAR component of an executive officer’s compensation opportunity is converted into a specific number of SARs by assigning each SAR an estimated realizable value using a modified Black-Scholes formula. This formula was selected because it is consistent with valuation method used to account for stock option expense in the Company’s financial statements. RSUs are valued based on the closing price of the Company’s Common Stock on the date of grant. The theoretical value of the long-term incentive awards to participants is delivered 70% in SARs and 30% in RSUs. Generally, for equity grants made in 2006, SARs vest pro-rata over a three year period and RSUs vest on the third anniversary of the grant date, in order to aid in retention of executives. The awards are settled in stock net of applicable taxes in order to reduce shareholder dilution resulting from the awards. Generally, RSUs do not pay dividend equivalents. The Company believes that this mix of long-term incentives, which is more heavily weighted to deliver compensation only when shareholder value is created, provides a balance between attraction, retention and motivation of executives and the creation of shareholder value.
It is anticipated that SARs and RSUs will be granted annually. As was the case with annual stock option awards granted in prior years, the effective date of the grant is the close of business on the second stock market trading day after the Company’s annual earnings are announced. The Compensation Committee has selected this timing so that the award value reflects the current market value of the Company’s Common Stock, incorporating the Company’s most recent earnings information.
The Committee also makes grants during the year primarily in connection with hiring and promotions. Under current policy (adopted late in 2006) these grants are effective either on the 10th day of the month following the hiring/promotion date or the date of the hiring/promotion. The strike price of SARs is not less than the closing price of the Common Stock on the date of grant. The Company does not backdate its equity grants.
In making compensation decisions for 2006, the Compensation Committee did not consider prior equity grants or amounts realized on the exercise of prior equity grants in determining the number of SARs or RSUs to be granted. The Company’s philosophy is to pay an annualized market value for the position, sized according to the performance level of the individual in the position. The Committee does take into account prior wealth accumulation of executives in deciding the design, timing and sizing of the long-term program. For example, there was no annual grant of performance units in 2003, after two years of above target payouts related to the Company’s performance in its turnaround. In 2004, grants resumed in the form of performance cash units, with a two year performance and vesting period (maximum vesting was 260% of the target award). In 2006, the Committee decided to replace performance units with RSUs (which have a maximum vesting of 100%) and lengthen the vesting period to three years. The 2007 RSU grant will vest pro-rata over three years in order to emphasize the year-over-year creation of shareholder value.
What was the basis for the 2006 Performance Cash Unit Payout?
In 2005, the Compensation Committee granted performance-based cash units to senior Company employees, including the executive officers named in this proxy statement. Each unit represented $100 at target performance. Under the award agreements, the units would vest and become payable in cash if the Company met the specified performance goals set for the two-year performance period 2005-2006. The performance goals for the 2005-2006 award were based on Company performance against two internal financial measures (earnings per share growth (67%) and return on capital (33%)). Performance against the internal measures could be modified upwards or downwards by up to 30% based on the Company’s total shareholder return versus its health care competitors. In January 2007, the Compensation Committee determined that the Company had met the specified internal financial measures at above the maximum level (200%). However, the Company’s total shareholder return over the performance period resulted in a downward adjustment of 10% based on the total return to shareholders modifier. As a result, the units vested at a level of 180%. For the reasons described above, the Compensation Committee has not made additional performance unit grants and has ended the performance unit program.
What are the pension and health and welfare benefits offered by the Company?
To attract and retain employees at all levels, the Company offers a subsidized health and welfare benefits program which includes medical, dental, life, accident, disability, vacation and severance benefits. The Company subsidy for employee health benefits is graduated so that executives pay a higher contribution than more moderately paid employees. In addition, the Company offers a tax qualified 401(k) plan and a defined benefit pension plan (described on pages 48 and 47, respectively). These benefits are available to substantially all of the Company’s employees, including the executive officers named in this proxy statement. The Company also offers a nonqualified supplemental 401(k) plan and supplemental defined benefit pension plan to provide benefits above Code benefit limits (described on pages 48 and 47, respectively). The supplemental pension benefit plan also pays certain other benefits not otherwise payable under the tax qualified plan. These other benefits include situations where additional pension benefits are provided to an executive beyond those otherwise earned under the plan’s benefit formula. In some instances, special pension arrangements have been made in order to attract and/or retain key executives. Dr. Rowe and Messrs. Williams and Bennett are the only executive officers named in this proxy statement with contractual arrangements for an enhanced pension benefit. Details of their enhanced pension arrangements are included in the pension benefits table and related narrative beginning on page 46.
The Company has reduced the value of health and retirement benefits for executives in recent years to reduce expenses and emphasize equity-based compensation aligned with shareholders. In the last few years, the health insurance subsidy to executives has purposefully been reduced to offset the cost of providing affordable plans for more moderately paid employees. In 2005, the Company eliminated matching contributions under the supplemental 401(k) plan. As of January 2007, employees eligible for the defined benefit final average pay pension plan benefit formula, which included a subsidy for early retirement at age 50 with 15 years service, will no longer receive future pension benefits under this benefit formula. The new pension plan benefit formula that will be implemented in 2007 is greatly reduced in comparison to the former final average pay benefit formula. Under the new benefit formula, the maximum Company contribution is 4% of eligible pay (capped annually at the Code limit, $225,000 in 2007). The supplemental defined benefit pension plan will no longer be used to accrue future pension benefits above the Code limit. (Interest will continue to accrue on outstanding supplemental pension cash balance accruals, and the supplemental pension plan may continue to be used to credit benefits for special pension agreements.)
What is the Employee Stock Purchase Plan?
The tax-qualified employee stock purchase plan is generally available to all employees including the executive officers named in this proxy statement. This program allows employees to buy Aetna stock at a 5% discount to the market price on the purchase date. Under applicable Code limits, participants may not purchase more than $25,000 in market value of Aetna stock per year. The Company offers this program because the Company believes it is important for all employees to focus on increasing the value of Aetna stock and to have an opportunity to share in the Company’s success. Mr. Williams participated in this program in 2006. Prior to 2006, this program included a more generous discount for employees. The discount was reduced in 2006 because of a change in accounting requirements that, without the change to the discount, would have increased the Company’s expense for the program.
Does the Company provide perquisites to its executives?
As can be seen from the table on page 41, the Company provides limited perquisites to executive officers. Dr. Rowe’s perquisite amount is higher due primarily to his personal use of Company aircraft for travel between the Company’s headquarters and his residence. Dr. Rowe’s employment agreement with the Company permitted him to use Company aircraft for this purpose. Dr. Rowe’s post-employment consulting agreement does not have this provision.
How has Aetna responded to IRS limits on deductibility of compensation?
Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to certain executive officers, unless the payments are made under plans that satisfy the technical requirements of the Code. The Committee believes that pay over $1 million is, in some circumstances, necessary to attract and retain executives in a competitive marketplace. SARs granted under the Aetna Inc. 2000 Stock Incentive Plan (“2000 Stock Plan”) and annual bonuses paid under the AIP are designed so that the compensation paid will be tax deductible by the Company. In addition, in situations where the Company has paid a base salary amount above $1 million, the Company has mandated that the amount in excess of $1 million be deferred by the executive to preserve the tax deductibility of the payment. The Committee believes that there are circumstances under which it is appropriate for the Committee to elect to forgo deductibility to maintain flexibility or to continue to pay competitive compensation.
Does the Company have stock ownership requirements?
The CEO and other senior executives (including the executive officers named in this proxy statement) are subject to minimum stock ownership requirements. The ownership requirements are based on the executive’s pay opportunities and position within the Company and must be met on the later of June 30, 2007 or the third anniversary of the executive’s first grant of a long-term compensation award. The ownership levels are as follows: CEO — 5 times base salary; other members of senior management team — 3 times base salary; and other executives — 1/2 to 2 times base salary. As of March 1, 2007, each of the currently serving executive officers named in this proxy statement meets or exceeds these requirements. The Company’s Code of Conduct prohibits executive officers named in the proxy statement and other employees from engaging in hedging strategies using puts, calls or other types of derivative securities based upon the value of Aetna stock.
Were any special compensation actions taken during 2006 for the executive officers named in this proxy statement?
The compensation decisions made for the executive officers named in this proxy statement in 2006 were consistent with the policies described above. Certain special compensation actions are noted below:
Mr. Williams. In connection with his appointment as CEO in 2006, Mr. Williams’ salary was increased to $1,100,000. This salary rate was selected because it is the median of Mr. Williams’ Comparison Group and matched the salary rate of Dr. Rowe, the departing CEO. To preserve the tax deductibility of Mr. Williams’ salary under Section 162(m), Mr. Williams’ salary in excess of $1,000,000 is subject to mandatory deferral and is payable to Mr. Williams six months after termination of his employment.
Also, in connection with Mr. Williams’ appointment as CEO in 2006, the Committee approved a special grant of 150,000 RSUs (grant date value of $7,695,000). These RSUs, which pay dividend equivalents, will vest in three equal annual installments and will be paid in stock to Mr. Williams six months after termination of his employment with the Company. The amount of this grant was determined by the Committee based on a review of Mr. Williams’ past performance and expected future performance in leading Aetna. Given the 2006 retirement of Dr. Rowe, the purpose of the grant was to retain Mr. Williams and to provide him with a significant compensation opportunity if the Company continues its financial success. This award places Mr. Williams’ total compensation opportunity at an above median level provided the Company maintains above median performance. When compared to the target compensation opportunity of the CEOs of Company’s top three competitors (UnitedHealth Group Incorporated, WellPoint, Inc. and Cigna Corporation), Mr. Williams’ compensation opportunity remains below the average.
Dr. Rowe. During 2006, the Committee reviewed Dr. Rowe’s base salary and decided to maintain the same salary level as 2005 because, after taking into account other elements of compensation, the Compensation Committee believed Dr. Rowe’s then current salary reflected an appropriate mix of fixed versus variable performance-based compensation. The Committee granted Dr. Rowe a SAR on 1,000,000 shares of Common Stock (grant date theoretical value of $16,498,896 determined using a modified Black-Scholes model). These SARs when exercised will be settled in stock, net of taxes, and vested one year from the date of grant. The decision to grant SARs only rather than SARs and RSUs was made to deliver compensation for Dr. Rowe only in the event of continued profitable growth of the Company.
At the start of 2006 and in connection with Dr. Rowe’s announced retirement which occurred in October 2006, the Company amended Dr. Rowe’s employment agreement. The agreement was amended to extend the term of Dr. Rowe’s agreement not to compete with the Company or solicit its customers and employees from two years to three years (with the right to extend the period for two additional one year periods). In exchange for this amendment, the Company will pay Dr. Rowe $150,000 on each of the first, second and third anniversaries of his retirement. In addition, the Company also entered into a consulting agreement with Dr. Rowe (with an initial term of three years with two one-year renewals upon mutual agreement of Dr. Rowe and the Company). Under the consulting agreement Dr. Rowe will consult on business-related issues at the request of the CEO or the Board. During the term of the consulting agreement the Company will make available to Dr. Rowe an office with appropriate support services. In addition, the Company will provide Dr. Rowe a computer and related technology equipment and support for his office and two principal residences. In addition, under the consulting agreement, Dr. Rowe will continue to represent the Company in community specific activities and boards. Dr. Rowe will not be paid under the agreement for the community specific activities and community related board service. The arrangement was established in order to assist with transition and to utilize Dr. Rowe’s expertise after his retirement.

Under Dr. Rowe’s employment agreement he was entitled to be considered for a pro-rata annual bonus for 2006. Based on this provision, the Committee approved a bonus of $1,150,875 which represented a bonus of 93% of his pro-rata target amount. This amount was determined based on Company performance against the ABP measures as discussed above.
Mr. Bertolini. In connection with an off-cycle review of Mr. Bertolini’s compensation in June 2006, the Committee approved a special equity grant to Mr. Bertolini of $2,095,018 ($1,494,990 grant date theoretical value of SARs and $600,028 grant date value of RSUs). This grant was made to recognize Mr. Bertolini’s leadership, as well as past and potential future impact on the Company. This grant also adjusts his compensation to an appropriate level consistent with executives in his Comparison Group and other senior executives of the Company.
Mr. Holt. Given his position as Chief Investment Officer, Mr. Holt’s annual bonus is determined 60% based on the performance of the investment and other units he oversees and 40% based on the Company’s performance against the Annual Bonus Plan goals discussed above. As a result of the Company’s superior investment performance, Mr. Holt’s bonus was determined to be $469,434, or 123.5% of target.
Executive Compensation
The Summary Compensation Table summarizes the total compensation paid or earned for the fiscal year ended December 31, 2006 by each of the persons who served as Chairman and Chief Executive Officer during the year, the Chief Financial Officer and each of Aetna’s three other most highly compensated executive officers in 2006 (collectively, the “Named Executive Officers”). The Grants of Plan Based Awards Table discloses information about the 2006 ABP awards, as well as the number of RSUs and SARs awarded to each of the Named Executive Officers in the fiscal year ended December 31, 2006. When setting compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
The Company has entered into employment arrangements with certain of the Named Executive Officers. Refer to “Agreements with Named Executive Officers” beginning on page 54 for a discussion of those employment arrangements.
The 2006 ABP award amounts are disclosed in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” and are not categorized as a “Bonus” payment under SEC rules. The amounts listed under “Non-Equity Incentive Plan Compensation” were approved by the Compensation Committee at its January 25, 2007 meeting, except for Mr. Williams’ ABP award, which was approved by the Committee, after consultation with the Board, at its January 26, 2007 meeting. Please refer to the footnotes in the Grants of Plan Based Awards Table beginning on page 42 for a discussion of the RSU and SAR grants made in 2006.
Consistent with SEC reporting regulations, amounts shown in the Stock Awards and Option Awards columns in the Summary Compensation Table represent the estimated fair value, for accounting purposes, of equity awards allocated over their vesting period. Amounts shown in the Stock Awards column include the value of portions of prior year RSUs that vested during 2006, as well as a portion of the value of RSUs granted in 2006. Amounts shown in the Option Awards column include the value of portions of prior year SARs and stock option awards that vested during 2006, as well as a portion of the value of SARs granted in 2006.

Summary Compensation Table
The following table sets forth for 2006 the compensation of the Named Executive Officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary		(3)	(4)	(5)	(7)	(8)	Total

Ronald A. Williams,	2006	$1,073,077	(2)	$3,665,157	$5,962,927	$7,732,500	$1,298,160	$70,655	$19,802,476
Chairman, Chief Executive Officer and President(1)

John W. Rowe, M.D.,	2006	825,000	(2)	0	16,499,000	7,437,015	0	331,707	25,092,722
former Chairman and Chief Executive Officer(1)

Alan M. Bennett	2006	568,269		275,023	1,340,186	1,971,150	391,948	14,798	4,561,374
Senior Vice President and Chief Financial Officer

Mark Bertolini	2006	513,185		367,507	1,096,768	1,365,261	47,281	20,339	3,410,341
Executive Vice President, Regional Businesses

Craig R. Callen	2006	611,923		275,023	1,107,767	2,036,500 (6)	48,647	15,183	4,095,043
Senior Vice President, Strategic Planning and Business Development

Timothy A. Holt	2006	468,269		229,186	1,116,822	1,810,434	254,638	16,875	3,896,224
Senior Vice President, Chief Investment Officer and Chief Enterprise Risk Officer

(1)	Mr. Williams succeeded Dr. Rowe as Chief Executive Officer effective February 14, 2006, and as Chairman effective October 1, 2006.
(2)	Of the amounts listed in this column, Mr. Williams and Dr. Rowe mandatorily deferred $73,077 and $75,000, respectively, into an interest account in order to preserve the tax deductibility of such amounts under 162(m) of the Code. These deferred amounts are included in the Nonqualified Deferred Compensation Table on page 47.
(3)	Amounts shown in this column represent the estimated fair value, for accounting purposes, relating to RSUs granted to each Named Executive Officer in 2006, as well as RSUs granted to Mr. Bertolini in 2003, which were required to be expensed in 2006. Refer to page 72 of Aetna’s 2006 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions regarding the 2006 RSUs included in this column. The value of the RSUs granted to Mr. Bertolini in 2003 was based on the market value of Aetna’s Common Stock on the date of grant.
(4)	Amounts shown in this column represent the estimated fair value, for accounting purposes, relating to stock options and SARs granted in 2006 and prior years, which were required to be expensed in 2006. The stock option and SARs values are calculated under the modified Black-Scholes Model for pricing options. Refer to page 72 of Aetna’s 2006 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions on the 2006 SARs included in this column, page 55 of Aetna’s 2005 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions on the 2005 stock option grants included in this column, page 56 of Aetna’s 2004 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions on the 2004 stock option grants included in this column and page 58 of Aetna’s 2003 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions on the 2003 stock option grants included in this column.

(5)	Non-Equity Incentive Plan Compensation consists of the following:

	2006 Annual Bonus	Performance Cash Units for
	Plan Awards	Performance Period 2005-2006	Total

Ronald A. Williams	$1,612,500	$6,120,000	$7,732,500
John W. Rowe, M.D.	1,150,875	6,286,140	7,437,015
Alan M. Bennett	423,150	1,548,000	1,971,150
Mark Bertolini	465,261	900,000	1,365,261
Craig R. Callen	416,500	1,620,000	2,036,500
Timothy A. Holt	469,434	1,341,000	1,810,434

For 2006, bonus pool funding under the Annual Bonus Plan depended upon Aetna’s performance against certain measures discussed in “Compensation Discussion and Analysis” beginning on page 33. The performance cash units were granted in 2005 under the Aetna Inc. 2000 Stock Incentive Plan (“2000 Stock Plan”) for the performance period 2005-2006 and were paid out in cash at 180% of target level based upon the Company’s attainment of specified performance criteria. Refer to “Compensation Discussion and Analysis” on page 35 for a discussion of the performance criteria.

(6)	Mr. Callen elected to exchange 100% of his 2006 Annual Bonus Plan Award into SARs with an exercise price equal to the closing Aetna common stock price as of February 9, 2007, the date of grant, which was $42.57.
(7)	Amounts in this column only reflect pension values and do not include deferred compensation amounts. Refer to “Nonqualified Deferred Compensation Table” and “Deferred Compensation Narrative” beginning on page 47 for a discussion of deferred compensation. The following table represents the change in present value of accumulated benefits under the Pension Plan and the Supplemental Pension Plan from September 30, 2005 through September 30, 2006. See “Pension Plan Narrative” on page 47 for a discussion of pension benefits and the economic assumptions behind the figures in this table.

		Supplemental
Named Executive Officer	Pension Plan	Pension Plan

Ronald A. Williams	$23,902	$1,274,258
John W. Rowe, M.D.	34,057	(46,082	)(a)
Alan M. Bennett	42,993	348,955
Mark Bertolini	11,313	35,968
Craig R. Callen	8,926	39,721
Timothy A. Holt	45,296	209,342

(a)	The decrease in Supplemental Pension Plan value is attributable to Dr. Rowe’s retirement past the age of 62 as well as an increase in the applicable interest rate. Refer to “Pension Plan Narrative” on page 47 for a discussion of the material features of the Supplemental Pension Plan.

(8)	All Other Compensation consists of the following for 2006:

	Ronald A.	John W.	Alan M.	Mark	Craig R.	Timothy A.
	Williams	Rowe, M.D.	Bennett	Bertolini	Callen	Holt

Personal Use of Corporate Aircraft(a)	$32,139	$194,767	$2,553	$12,940	$7,779
Personal Use of Corporate Vehicles	6,662	4,305		15	804
Personal Meals		570
Personal Travel				784
Professional Association Dues		1,612	570			$275
Club Dues		2,828
Advisor Fees(b)	25,109	35,093
Life Insurance Premiums on Policies Owned by Named Executive Officer(c)		73,500
Consulting Agreement Payments and Related Expenses		12,432
Dividend Equivalents on Unvested RSUs	145
Financial Planning			5,075			10,000
Company Matching Contributions under 401(k) Plan	6,600	6,600	6,600	6,600	6,600	6,600
Total All Other Annual Compensation	70,655	331,707	14,798	20,339	15,183	16,875

(a)	The calculation of incremental cost for personal use of Company aircraft includes only those variable costs incurred as a result of personal flight activity, such as fuel and allocated maintenance costs, and excludes non-variable costs which would have been incurred by the Company regardless of whether there was any personal use of the aircraft.
(b)	Represents the reimbursement of executive’s legal and other advisor fees associated with negotiating amendments to the executive’s employment agreements.

(c)	Represents the life insurance premiums paid by the Company in connection with Dr. Rowe’s employment agreement.

Grants of Plan Based Awards Table
The following table sets forth information concerning plan based equity and non-equity awards granted by Aetna during 2006 to the Named Executive Officers.

							All Other		All Other
							Stock		Option
				Estimated Future Payouts Under			Awards:		Awards:			Grant Date
				Non-Equity Incentive Plan			Number of		Number of		Exercise or	Fair
				Awards(3)			Shares of		Securities		Base Price of	Value of Stock
		Approval					Stock or		Underlying		Option Awards	And Option
Name	Grant Date	Date		Threshold	Target	Maximum	Units		Options		(9)	Awards(10)

Ronald A. Williams	2/10/2006	1/26/2006	(1)	—	—	—	85,650	(4)				$4,300,058
	2/10/2006	1/26/2006	(1)	—	—	—			605,422	(7)	$50.205	9,988,795
	2/14/2006	1/26/2006	(2)	—	—	—	150,000	(5)				7,695,000
				$0	$1,612,500	$3,000,000
John W. Rowe, M.D.	2/10/2006	1/26/2006	(1)	—	—	—			1,000,000	(7)	$50.205	16,498,896
				0	1,237,500	3,000,000
Alan M. Bennett	2/10/2006	1/26/2006	(1)	—	—	—	17,928	(4)				900,075
	2/10/2006	1/26/2006	(1)	—	—	—			127,140	(7)	$50.205	2,097,670
				0	455,000	3,000,000
Mark Bertolini	2/10/2006	1/26/2006	(1)	—	—	—	13,744	(4)				690,018
	2/10/2006	1/26/2006	(1)	—	—	—			97,474	(7)	$50.205	1,608,213
	6/30/2006	6/30/2006		—	—	—	15,027	(6)				600,028
	6/30/2006	6/30/2006		—	—	—			106,570	(8)	$39.93	1,494,990
				0	514,100	3,000,000
Craig R. Callen	2/10/2006	1/26/2006	(1)	—	—	—	17,928	(4)				900,075
	2/10/2006	1/26/2006	(1)	—	—	—			127,140	(7)	$50.205	2,097,670
				0	490,000	3,000,000
Timothy A. Holt	2/10/2006	1/26/2006	(1)	—	—	—	14,940	(4)				750,063
	2/10/2006	1/26/2006	(1)	—	—	—			105,950	(7)	$50.205	1,748,058
				0	375,000	3,000,000

(1)	The Compensation Committee approved the grant of these non-equity incentive compensation plan awards (RSUs and SARs) at its meeting on January 26, 2006 with an effective grant date of February 10, 2006. As discussed in “Compensation Discussion and Analysis” on page 35, the Company’s annual equity awards are made at the closing price of Aetna’s Common Stock on the second stock market trading day after the release of Aetna’s full year earnings. In 2006, Aetna announced its full year 2005 earnings on February 9, 2006, and equity awards were made effective at the close of business on February 10, 2006.

(2)	The Compensation Committee approved the grant of these RSUs at its meeting on January 26, 2006 with an effective grant date of February 14, 2006, the date Mr. Williams became Chief Executive Officer.

(3)	Represents the range of bonuses available for 2006 under the Annual Bonus Plan and Annual Incentive Plan. See “Compensation Discussion and Analysis” beginning on page 32 for a discussion of bonus metrics and payouts.

(4)	Except as set forth in notes 5 and 6, the amounts in this column represent RSUs granted effective February 10, 2006 under the 2000 Stock Plan in the respective amounts listed in this column. These RSUs vest in a single installment on February 10, 2009. Each vested RSU represents one share of Aetna Common Stock and will be paid on the vesting date in shares of Common Stock net of applicable withholding taxes. These RSUs are not credited with dividend equivalents.

(5)	Aetna granted Mr. Williams 150,000 RSUs effective February 14, 2006 under the 2000 Stock Plan. These RSUs vest in three equal annual installments on February 14, 2007, February 14, 2008 and February 14, 2009. Each vested RSU represents one share of Aetna Common Stock and will be paid in shares of Common Stock net of applicable withholding taxes six months after Mr. Williams terminates his employment with Aetna. These RSUs will fully vest immediately if Mr. Williams’

employment is terminated by Aetna without cause, by Mr. Williams for “good reason” (as defined in his employment agreement) or as a result of Mr. Williams’ death or disability. These RSUs will be credited with non-preferential dividend equivalents, the value of which is disclosed in the “All Other Compensation” column of the Summary Compensation table.

(6)	Aetna granted Mr. Bertolini 15,027 RSUs effective June 30, 2006 under the 2000 Stock Plan. These RSUs will vest in a single installment on June 30, 2009. Each vested RSU represents one share of Aetna Common Stock and will be paid on the vesting date in shares of Common Stock net of applicable withholding taxes. These RSUs are not credited with dividend equivalents.

(7)	Except as set forth in note 8, the amounts in this column represent SARs granted effective February 10, 2006 under the 2000 Stock Plan in the respective amounts listed in this column. These SARs vest in three substantially equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009. The strike price of these SARs is $50.205, the closing price of Aetna Common Stock on February 10, 2006. When exercised, these SARs will be settled in stock net of taxes.

(8)	Aetna granted Mr. Bertolini 106,570 SARs effective June 30, 2006 under the 2000 Stock Plan. These SARs will vest in three substantially equal annual installments on June 30, 2007, June 30, 2008 and June 30, 2009. The strike price of these SARs is $39.93, the closing price of Aetna Common Stock on June 30, 2006. When exercised, these SARs will be settled in stock, net of taxes.

(9)	Strike price of SARs is equal to the closing price of Aetna Common Stock on the date of grant.

(10)	The SARs values in this column are calculated under the modified Black-Scholes Model for pricing options. Refer to page 72 of Aetna’s 2006 Annual Report, Financial Report to Shareholders for all relevant valuation assumptions regarding the 2006 RSUs and SARs included in this column.

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding stock options, SARs and RSUs as of December 31, 2006 held by the Named Executive Officers.

	Option Awards					Stock Awards

	Number of	Number of						Market Value
	Securities	Securities				Number of		of Shares or
	Underlying	Underlying				Shares or		Units of Stock
	Unexercised	Unexercised		Option	Option	Units of Stock		That Have
	Options	Options		Exercise	Expiration	That Have		Not Vested
Name	Exercisable	Unexercisable		Price	Date	Not Vested		(12)

Ronald A. Williams	1,600,000	0		$9.35	3/15/2011	235,650	(7)	$10,175,367
	400,000	0		10.7525	3/15/2011
	400,000	0		12.1550	3/15/2011
	800,000	0		8.9450	1/25/2012
	1,080,000	0		10.47	2/27/2013
	900,000	0		19.375	2/13/2014
	248,140	496,272	(1)	33.375	2/11/2015
	0	605,422	(1)	50.205	2/10/2016
John W. Rowe, M.D.	1,086,884	0		8.7529	9/15/2010	0		0
	271,984	0		8.7529	9/15/2010
	553,984	0		8.7529	12/14/2010
	276,992	0		8.7529	12/14/2010
	466,668	0		8.9450	10/01/2011
	466,664	0		8.9450	10/01/2011
	466,668	0		8.9450	10/01/2011
	466,668	0		10.47	10/01/2011
	933,332	0		10.47	10/01/2011
	1,000,000	0		19.375	10/01/2011
	303,968	607,936	(2)	33.375	10/01/2011
	0	1,000,000	(2)	50.205	10/01/2011
Alan M. Bennett	62,036	124,068	(3)	33.375	2/11/2015	17,928	(8)	774,131
	0	127,140	(3)	50.205	2/10/2016
Mark Bertolini	100,000	0		10.4125	2/24/2013	28,771	(9)	1,242,332
	100,000	0		10.47	2/27/2013
	112,000	0		19.375	2/13/2014
	43,424	86,848	(4)	33.375	2/11/2015
	0	97,474	(4)	50.205	2/10/2016
	0	106,570	(4)	39.93	6/30/2016
Craig R. Callen	220,000	0		21.9375	4/28/2014	17,928	(10)	774,131
	65,136	130,272	(5)	33.375	2/11/2015
	0	127,140	(5)	50.205	2/10/2016
Timothy A. Holt	112,528	0		10.8457	1/29/2009	14,940	(11)	645,109
	47,284	0		8.9450	1/25/2012
	240,000	0		10.47	2/27/2013
	180,000	0		19.375	2/13/2014
	54,280	108,560	(6)	33.375	2/11/2015
	0	105,950	(6)	50.205	2/10/2016

(1)	Consists of 496,272 options that vest in two equal installments on February 11, 2007 and February 11, 2008; and 605,422 SARs that vest in three substantially equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009.

(2)	Consists of 607,936 options that vest in two equal installments on February 11, 2007 and February 11, 2008; and 1,000,000 SARs that vest on February 10, 2007.

(3)	Consists of 124,068 options that vest in two substantially equal installments on February 11, 2007 and February 11, 2008; and 127,140 SARs that vest in three equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009.

(4)	Consists of 86,848 options that vest in two equal installments on February 11, 2007 and February 11, 2008; 97,474 SARs that vest in three substantially equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009; and 106,570 SARs that vest in three substantially equal annual installments on June 30, 2007, June 30, 2008 and June 30, 2009.

(5)	Consists of 130,272 options that vest in two equal installments on February 11, 2007 and February 11, 2008; and 127,140 SARs that vest in three equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009.

(6)	Consists of 108,560 options that vest in two equal installments on February 11, 2007 and February 11, 2008; and 105,950 SARs that vest in three substantially equal annual installments on February 10, 2007, February 10, 2008 and February 10, 2009.

(7)	Consists of 85,650 RSUs that will vest in a single installment on February 10, 2009; and 150,000 RSUs that vest in three equal annual installments on February 14, 2007, February 14, 2008 and February 14, 2009.

(8)	Consists of 17,928 RSUs that will vest in a single installment on February 10, 2009.

(9)	Consists of 13,744 RSUs that will vest in a single installment on February 10, 2009 and 15,027 RSUs that will vest in a single installment on June 30, 2009.

(10)	Consists of 17,928 RSUs that will vest in a single installment on February 10, 2009.

(11)	Consists of 14,940 RSUs that will vest in a single installment on February 10, 2009.

(12)	Market value calculated using December 31, 2006 closing stock price of $43.18.
Option Exercises and Stock Vested Table
The following table sets forth information concerning stock options exercised and RSUs vested during 2006 for the Named Executive Officers.

	Option Awards		Stock Awards

	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Ronald A. Williams	0	$0	0	$0
John W. Rowe, M.D.	900,000	38,119,645	0	0
Alan M. Bennett	480,000	15,960,952	0	0
Mark Bertolini	0	0	6,666	277,372 (1)
Craig R. Callen	60,000	1,791,010	0	0
Timothy A. Holt	350,000	12,565,468	0	0

(1)	Calculated by multiplying the number of shares acquired on vesting by the closing stock price of Aetna stock on the vesting date.

Pension Benefits Table
The following table sets forth information concerning the present value of the Named Executive Officers’ respective accumulated benefits under the Pension Plan and Supplemental Pension Plan. The present value of the accrued benefit shown below was determined for each participant based on the participant’s actual pay and service through September 30, 2006, the pension plan measurement date used by the Company for accounting purposes, and assumes continued employment to age 65 (age 62 for Dr. Rowe who retired on October 1, 2006) and age 62 for Messrs. Bennett and Holt who were eligible to retire with an unreduced final average pay benefit at September 30, 2006. Pursuant to SEC rules, the valuations shown below do not take into account any assumed future pay increases.

		Number of Years	Present Value of		Payments During
Name	Plan Name	Credited Service	Accumulated Benefit(1)		Last Fiscal Year

Ronald A. Williams	Pension Plan	5.58	$101,086
	Supplemental Pension Plan		2,278,140	(2)	$0
John W. Rowe, M.D.	Pension Plan	6.08	139,645
	Supplemental Pension Plan		8,798,104	(3)	0
Alan M. Bennett	Pension Plan	11.25	349,612
	Supplemental Pension Plan		1,688,250	(4)	0
Mark Bertolini	Pension Plan	6.83	54,312
	Supplemental Pension Plan		137,867		0
Craig R. Callen	Pension Plan	2.42	16,840
	Supplemental Pension Plan		41,390		0
Timothy A. Holt	Pension Plan	29.25	750,356
	Supplemental Pension Plan		3,280,198		0

(1)	Refer to page 68 of Aetna’s 2006 Annual Report, Financial Report to Shareholders for a discussion of the valuation methods used to calculate the amounts in this column. In calculating the present value of the accumulated benefit under the Pension Plan and the Supplemental Pension Plan, the following economic assumptions were used:

	Pension	Supplemental
	Plan	Pension Plan

Discount Rate	5.99%	5.84%
Future Cash Balance Interest Rate	4.75%	4.75%
5-Year Average Cost of Living Adjustment	2.40%	2.40%

(2)	Includes $928,318 which represents the present value of the additional pension benefit provided to Mr. Williams pursuant to his employment agreement. Under his employment agreement, Mr. Williams will receive, for each of calendar years 2006 through 2010, an additional fully vested pension accrual in an amount equal to his base salary for such year. This additional pension accrual will not be credited if Mr. Williams is not actively employed by Aetna and will be offset by the value of Mr. Williams’ vested benefit under his prior employer’s pension plan. The remaining $1,349,822 represents the present value of Mr. Williams’ benefit under the Supplemental Pension Plan. Beginning in 2007, future benefit accruals in the Supplemental Pension Plan have been eliminated, however, Mr. Williams will continue to be credited with additional supplemental pension accrual under his employment agreement.

(3)	Includes $6,779,755 which represents the present value of the additional pension benefit provided to Dr. Rowe pursuant to his employment agreement. Under his employment agreement, Dr. Rowe vested to a minimum annual benefit expressed as a single life annuity (at age 62) of not less than $750,000 offset by $32,751, which is the amount of the Company contributions to his 401(k) Plan and the Supplemental 401(k) Plan expressed as a single life annuity.

(4)	Includes $311,947 which represents two additional years of service that Mr. Bennett will be credited with under his employment arrangement if he remains employed by the Company until March 30, 2007. The remaining $1,376,303 represents the present value of Mr. Bennett’s benefit under the Supplemental Pension Plan.

Pension Plan Narrative
Aetna provides for substantially all of its employees a noncontributory, defined benefit pension plan (the “Pension Plan”). Effective January 1, 1999, the Pension Plan was amended to convert the Plan’s final average pay benefit formula to a cash balance design. Under this design, the pension benefit is expressed as a cash balance account. Each year, a participant’s cash balance account is credited with (i) a pension credit based on the participant’s age, years of service and eligible pay for that year, and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate that equals the average 30-year U.S. Treasury bond rate for October of the prior calendar year. For 2006, the interest rate was 4.68%. For purposes of the Pension Plan, eligible pay is generally base pay and certain other forms of cash compensation, including annual performance bonuses, but excluding long-term incentive compensation and proceeds from stock option exercises. Effective January 1, 2007, the pension credit was significantly reduced for all eligible employees to a maximum of 4%.
Employees with pension benefits as of December 31, 1998, including Messrs. Bennett and Holt, are considered transition participants under the Pension Plan. Transition participants continued to accrue benefits under the Pension Plan’s final average pay formula until December 31, 2006. Under the final average pay formula, retirement benefits are calculated on the basis of (i) the number of years of credited service (maximum credit is 35 years) and (ii) the employee’s average annual earnings during the 60 consecutive months out of the last 180 months of service that yield the highest annual compensation. On termination of employment after December 31, 2006, the value of the December 31, 2006 cash balance account with interest is compared to the lump sum value of the benefit under the final average pay formula accrued through December 31, 2006, and the greater of these two amounts becomes the December 31, 2006 cash balance account value. Cash balance accruals after December 31, 2006, if any, are added to this amount to determine a participant’s total benefit.
The Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Pension Plan. As a result, Aetna has established an unfunded, non-tax qualified supplemental pension plan to provide benefits (included in the amounts listed in the table above) that would exceed the Code limit (the “Supplemental Pension Plan”). The Supplemental Pension Plan also is used to pay other pension benefits not otherwise payable under the Pension Plan, including additional years of credited service beyond years actually served, additional years of age, and covered compensation in excess of that permitted under the Pension Plan. As of January 1, 2007, the Supplemental Pension Plan will no longer be used to accrue benefits that exceed the Code limits but interest will continue to accrue on outstanding cash balance accruals. In addition, the Supplemental Pension Plan may continue to be used to credit benefits for special pension agreements.
Nonqualified Deferred Compensation Table
The following table sets forth information concerning compensation deferrals during 2006 by the Named Executive Officers.

	Executive	Aggregate		Aggregate
	Contributions	Earnings	Aggregate	Balance
	in Last	in Last FY	Withdrawals/	at Last FYE
Name	FY(1)	(2)	Distributions	(3)

Ronald A. Williams	$1,009,843	$(2,290,762)	$0	$24,375,653
John W. Rowe, M.D.	75,000	(1,874,852)	8,242,242	1,210,910
Alan M. Bennett	56,827	39,509	0	908,998
Mark Bertolini	593,672	60,825	0	1,410,352
Craig R. Callen	61,192	1,374	0	62,566
Timothy A. Holt	46,827	41,174	0	946,144

(1)	The following table provides additional information about contributions by Named Executive Officers to their nonqualified deferred compensation accounts during 2006. The contributions during 2006 came from the base salary, annual bonus and/or performance cash units that are reported for the Named

Executive Officer in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 39.

		2006 Cash Contributions
	2006 Cash Contributions	into Supplemental	Total 2006 Cash
	into Interest Account	401(k) Plan	Contributions

Ronald A. Williams	$902,535	$107,308	$1,009,843
John W. Rowe, M.D.	75,000	0	75,000
Alan M. Bennett	0	56,827	56,827
Mark Bertolini	593,672	0	593,672
Craig R. Callen	0	61,192	61,192
Timothy A. Holt	0	46,827	46,827

(2)	Amounts in parentheses indicate negative numbers. The following table details the aggregate earnings on nonqualified deferred compensation accrued to each Named Executive Officer during 2006.

	Appreciation		Dividend
	(Depreciation)		Equivalents on	Interest on
	on Stock	Earnings on	Stock Unit	Supplemental
	Unit Account	Interest Account	Account	401(k) Plan	Total

Ronald A. Williams	$(2,509,211)	$153,305	$18,255	$46,889	$(2,290,762)
John W. Rowe, M.D.	(1,934,109)	13,394	0	45,863	(1,874,852)
Alan M. Bennett	0	11,020	0	28,489	39,509
Mark Bertolini	0	59,460	0	1,365	60,825
Craig R. Callen	0	0	0	1,374	1,374
Timothy A. Holt	0	0	0	41,174	41,174

(3)	The reported aggregate nonqualified deferred compensation account balances of each Named Executive Officer at December 31, 2006 consist of the following:

			Supplemental 401(k)
	Interest Account	Stock Unit Account	Plan Account	Total

Ronald A. Williams	$3,535,316	$19,734,365	$1,105,972	$24,375,653
John W. Rowe, M.D.	184,136	0	1,026,774	1,210,910
Alan M. Bennett	241,695	0	667,303	908,998
Mark Bertolini	1,379,789	0	30,563	1,410,352
Craig R. Callen	0	0	62,566	62,566
Timothy A. Holt	0	0	946,144	946,144

Deferred Compensation Narrative
The Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table include cash compensation that was deferred by the Named Executive Officers during 2006. The Company permits executives to defer up to 20% of eligible pay (which includes base salary and annual bonus) into the Aetna 401(k) Plan (subject to deferral limits established by the Code — $15,000 in 2006). The 401(k) Plan, which is available to all eligible employees of the Company, is a funded arrangement that provides eleven investment options, as well as a self-managed brokerage option. In 2006, Aetna matched 50% of the amount deferred by employees, including the Named Executive Officers, under the 401(k) Plan up to 6% of eligible pay. Under the 401(k) Plan, benefits are paid to the executive after termination of employment on the date selected by the executive.
Aetna has established the Supplemental 401(k) Plan to provide the deferral that would have been credited to the 401(k) Plan but for limits imposed by the Employee Retirement Income Security Act of 1971 and the Code. The Supplemental 401(k) Plan allows eligible employees to defer up to an additional 10% of base salary. Aetna does not match employees’ contributions to the Supplemental 401(k) Plan. The Supplemental 401(k) Plan is an unfunded arrangement that credits interest at a fixed rate pursuant to a formula equal to the rate of interest paid from time to time under the fixed interest rate fund option of the 401(k) Plan. In 2006, this fixed interest rate was 4.6% from January to June and 4.75% from July to December. In 2007, this fixed interest rate is 5.0% from January to June. Under the Supplemental 401(k) Plan, benefits are paid to the executive on the later of six months or January 1 following termination of employment. Further, the Company permits executives to defer up to 100% of their annual bonus and/or performance cash unit award. The deferral arrangement for annual bonuses and/or performance cash unit awards is also unfunded and permits investment in either an interest account or a stock unit account. The interest account credits the same interest as the Supplemental 401(k) Plan, and the stock unit account tracks the value of Aetna Common Stock and earns dividend equivalents. This arrangement pays out on a date selected by the executive at the time of deferral. The Compensation Committee may also require or permit other compensation to be deferred. For example, the Committee has required Mr. Williams and Dr. Rowe to defer base salary over $1 million to an interest account to comply with current provisions of Section 162(m) of the Code.
Other Potential Post-Employment Payments
Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment, including the following: (a) deferred compensation amounts; (b) amounts accrued and vested through the 401(k) Plan and Supplemental 401(k) Plan; and (c) amounts accrued and vested through the Pension Plan and Supplemental Pension Plan. In addition, except as provided in the tables below, each Named Executed Officer is eligible to receive vested equity awards upon a termination of employment for any reason. Equity awards continue to vest for all employees during any period of severance or salary continuation. These amounts are not included in the tables that follow, which display the incremental amounts that would be paid to the Named Executive Officers under various scenarios. The actual amounts paid to any Named Executive Officer can only be determined at the time of the executive’s separation from the Company. Section 409A of the Code may require the Company to delay the payment of certain payments for 6 months following termination of employment. Refer to “Nonqualified Deferred Compensation Table” and “Deferred Compensation Narrative” on pages 47 and 48, respectively, for a discussion of the deferred compensation plan, 401(k) Plan and Supplemental 401(k) Plan. Refer to “Pension Benefits Table” and “Pension Plan Narrative”, on pages 46 and 47, respectively, for a discussion of the Pension Plan. Refer to “Outstanding Equity Awards at Fiscal Year-End Table” on page 44 for a discussion of the outstanding equity awards at December 31, 2006.

Ronald A. Williams
The following table reflects additional payments that would be made to Mr. Williams upon termination of his employment under various scenarios. For illustrative purposes, the table assumes a termination of employment (or change-in-control and termination of employment) as of December 31, 2006 and assumes an Aetna stock price of $43.18 per share (the closing price of Aetna Common Stock on December 29, 2006) and an immediate sale of equity awards upon termination of employment at $43.18 per share.
Mr. Williams’ employment agreement provides that the Company will make him whole for certain excise taxes that may apply under Sections 280(g) and 4999 of the Code for payments made in connection with a change-in-control. However, under the assumptions noted above, this provision would not result in any tax reimbursement payment to Mr. Williams.

		Termination
		by Aetna
		without Cause	Termination
		or by	after		Termination				Voluntary
		Mr. Williams	Change-		by Aetna		Death or		Termination by
Payment Type	Retirement	for Good Reason	in-Control		for Cause		Disability		Mr. Williams

Base Salary	$0	$2,200,000 (1)	$3,300,000	(2)	$0		$0		$0
Bonus	0	4,950,000 (1)	6,600,000	(2)	0		0		0
Long-term Incentive
Options	0	0	4,865,947	(3)	0	(4)	4,865,947	(3)	0
SARs(5)	0	0	0		0	(4)	0		0
RSUs	0	9,969,917 (6)	10,175,367	(7)	0	(4)	10,175,367	(7)	0
Total	0	17,119,917	24,941,314		0		15,041,314		0

(1)	Represents two times base salary and annual bonus at target plus pro-rata bonus at target for year of termination of employment. Amounts would be paid bi-weekly during the 24 month severance period.

(2)	Represents three times base salary and annual bonus at target plus pro-rata bonus at target for year of change-in-control. Amounts would be paid in a lump sum.

(3)	Represents accelerated vesting of outstanding unvested stock option awards.

(4)	Vested and unvested options and SARs and unvested RSUs are subject to forfeiture if there is a termination by Aetna for cause.

(5)	Outstanding SARs will accelerate and vest for all scenarios other than termination by Aetna for cause or a voluntary termination. SARs value is zero because the exercise price is above the closing price of Aetna Common Stock on December 29, 2006.

(6)	Represents partial accelerated vesting of RSU grant awarded February 10, 2006 and accelerated vesting of RSU grant awarded February 14, 2006.

(7)	Represents accelerated vesting of RSU grants awarded February 10, 2006 and February 14, 2006.

John W. Rowe, M.D.
The following table reflects additional payments that were made to Dr. Rowe upon his retirement and estimates of certain amounts that will be payable to Dr. Rowe in the future. The table below assumes an Aetna stock price of $39.55 per share, the closing price of Aetna Common Stock price on Friday, September 29, 2006 (Dr. Rowe retired on Sunday, October 1, 2006 — a non-trading day) and an immediate sale of equity awards upon termination of employment at $39.55 per share.

	Payments upon
Payment Type	Retirement

Bonus	$1,150,875	(1)
Performance Cash Units	6,286,140	(2)
SARs	0	(3)
Retiree Medical Benefits(4)	8,830
Consulting Contract(5)	1,200,000
Post-Employment Noncompete(6)	450,000
Total	9,095,845

(1)	Represents pro-rata bonus at target for year of termination of employment paid in a lump sum on February 23, 2007.

(2)	Represents pro-rata payment of 2005-2006 performance cash units based on actual performance during 2005-2006 performance period paid in a lump sum on February 9, 2007.

(3)	SAR value is zero because the exercise price is above the closing price of Aetna Common Stock on September 29, 2006.

(4)	Dr. Rowe’s calculations assume the Company will pay an 18% retiree subsidy and 17% spouse subsidy towards the cap for retiree and spouse coverage upon Dr. Rowe’s retirement date of September 29, 2006. The calculations also assume that coverage will be in place until age 82 for each individual. Effective January 1, 2007, the Company no longer provides a retiree medical subsidy benefit to employees who terminate on or after January 1, 2007. However, because Dr. Rowe retired prior to the effective date, he is entitled to receive a retiree medical subsidy.

(5)	Assumes Dr. Rowe works the maximum number of hours permitted under his consulting agreement during its initial three year term. For a description of Dr. Rowe’s consulting agreement, see page 54. Actual amounts may be less. For example, the amount paid in 2006 was $12,432.

(6)	Assumes that all payments pursuant to the noncompete agreement are made by Aetna pursuant to the terms of the agreement. For a description of Dr. Rowe’s noncompete agreement, see page 54.

Alan M. Bennett
The following table reflects additional payments that would be made to Mr. Bennett upon termination of his employment under various scenarios. For illustrative purposes, the table assumes a termination of employment (or change-in-control and termination of employment) as of December 31, 2006 and assumes an Aetna stock price of $43.18 per share (the closing price of Aetna Common Stock on December 29, 2006) and an immediate sale of equity awards upon termination of employment at $43.18 per share. The Company has announced that Mr. Bennett will retire in April 2007.

			Termination by		Termination		Termination				Voluntary
			Aetna without		after Change-		by Aetna		Death or		Termination by
Payment Type	Retirement		Cause		in-Control		for Cause		Disability		Mr. Bennett

Base Salary	$0		$862,500	(1)	$862,500	(1)	$0		$0		$0
Bonus	0		690,000	(1)	690,000	(1)	0		0		0
Long-term Incentive
Options	0		0		1,216,487	(2)	0	(3)	1,216,487	(2)	0
SARs(4)	0		0		0		0	(3)	0		0
RSUs	215,036	(5)	215,036	(5)	774,131	(2)	0	(3)	774,131	(2)	215,036 (5)
Total	215,036		1,767,536		3,543,118		0		1,990,618		215,036

(1)	Represents 78 weeks of base salary continuation and pro-rata bonus at target for year of termination of employment. Amounts would be paid bi-weekly during the severance period.

(2)	Represents accelerated vesting of outstanding unvested equity awards.

(3)	Vested and unvested options and SARs and unvested RSUs are subject to forfeiture if there is a termination by Aetna for cause.

(4)	Outstanding SARs will accelerate and vest for all scenarios other than termination by Aetna for cause or a voluntary termination. SARs value is zero because the exercise price is above the closing price of Aetna Common Stock on December 29, 2006.

(5)	Represents partial accelerated vesting of RSUs.
Mark Bertolini
The following table reflects additional payments that would be made to Mr. Bertolini upon termination of his employment under various scenarios. For illustrative purposes, the table assumes a termination of employment (or change-in-control and termination of employment) as of December 31, 2006 and assumes an Aetna stock price of $43.18 per share (the closing price of Aetna Common Stock on December 29, 2006) and an immediate sale of equity awards upon termination of employment at $43.18 per share.

		Termination by		Termination		Termination				Voluntary
		Aetna without		after Change-		by Aetna		Death or		Termination by
Payment Type	Retirement	Cause		in-Control		for Cause		Disability		Mr. Bertolini

Base Salary	$0	$526,000	(1)	$526,000	(1)	$0		$0		$0
Bonus	0	526,000	(1)	526,000	(1)	0		0		0
Long-term Incentive
Options	0	0		851,545	(2)	0	(3)	851,545	(2)	0
SARs	0	0		346,353	(2)	0	(3)	346,353	(2)	0
RSUs	0	273,027	(4)	1,242,332	(2)	0	(3)	1,242,332	(2)	0
Total	0	1,325,027		3,492,230		0		2,440,230		0

(1)	Represents 52 weeks of base salary continuation and pro-rata bonus at target for year of termination of employment. Amounts would be paid bi-weekly during the severance period.

(2)	Represents accelerated vesting of outstanding unvested equity awards.

(3)	Vested and unvested options and SARs and unvested RSUs are subject to forfeiture if there is a termination by Aetna for cause.

(4)	Represents partial accelerated vesting of RSUs.

Craig R. Callen
The following table reflects additional payments that would be made to Mr. Callen upon termination of his employment under various scenarios. For illustrative purposes, the table assumes a termination of employment (or change-in-control and termination of employment) as of December 31, 2006 and assumes an Aetna stock price of $43.18 per share (the closing price of Aetna Common Stock on December 29, 2006) and an immediate sale of equity awards upon termination of employment at $43.18 per share.

		Termination by	Termination		Termination				Voluntary
		Aetna without	after Change-		by Aetna		Death or		Termination by
Payment Type	Retirement	Cause	in-Control		for Cause		Disability		Mr. Callen

Base Salary	$0	$620,000 (1)	$620,000	(1)	$0		$0		$0
Long-term Incentive
Options	0	0	1,277,317	(2)	0	(3)	1,277,317	(2)	0
SARs(4)	0	0	0		0	(3)	0		0
RSUs	0	215,036 (5)	774,131	(2)	0	(3)	774,131	(2)	0
Total	0	835,036	2,671,448		0		2,051,448		0

(1)	Represents 52 weeks of base salary continuation. Amount would be paid bi-weekly during the severance period.

(2)	Represents accelerated vesting of outstanding unvested equity awards.

(3)	Vested and unvested options and SARs and unvested RSUs are subject to forfeiture if there is a termination by Aetna for cause.

(4)	Outstanding SARs will accelerate and vest for all scenarios other than termination by Aetna for cause or a voluntary termination. SARs value is zero because the exercise price is above the closing price of Aetna Common Stock on December 29, 2006.

(5)	Represents partial accelerated vesting of RSUs.
Timothy A. Holt
The following table reflects additional payments that would be made to Mr. Holt upon termination of his employment under various scenarios. For illustrative purposes, the table assumes a termination of employment (or change-in-control and termination of employment) as of December 31, 2006 and assumes an Aetna stock price of $43.18 per share (the closing price of Aetna Common Stock on December 29, 2006) and an immediate sale of equity awards upon termination of employment at $43.18 per share.
Mr. Holt’s agreement provides that the Company will make him whole for certain excise taxes that may apply under Sections 280(g) and 4999 of the Code for payments made in connection with a change-in-control. However, under the assumptions noted above, this provision would not result in any tax reimbursement payment to Mr. Holt.

			Termination by	Termination		Termination				Voluntary
			Aetna without	after Change-		by Aetna		Death or		Termination by
Payment Type	Retirement		Cause	in-Control		for Cause		Disability		Mr. Holt

Base Salary	$0		$475,000 (1)	$475,000	(1)	$0		$0		$0
Long-term Incentive
Options	0		0	1,064,431	(2)	0	(3)	1,064,431	(2)	0
SARs(4)	0		0	0		0	(3)	0		0
RSUs	179,197	(5)	179,197 (5)	645,109	(2)	0	(3)	645,109	(2)	179,197 (5)
Total	179,197		654,197	2,184,540		0		1,709,540		179,197

(1)	Represents 52 weeks of base salary continuation. Amount would be paid bi-weekly during the severance period.

(2)	Represents accelerated vesting of outstanding unvested equity awards.

(3)	Vested and unvested options and SARs and unvested RSUs are subject to forfeiture if there is a termination by Aetna for cause.

(4)	Outstanding SARs will accelerate and vest for all scenarios other than termination by Aetna for cause or a voluntary termination. SARs value is zero because the exercise price is above the closing price of Aetna Common Stock on December 29, 2006.

(5)	Represents partial accelerated vesting of RSUs.
Agreements with Named Executive Officers
Aetna entered into an amended and restated employment agreement with Mr. Williams on December 5, 2003. Under the agreement, which was further amended effective January 27, 2006 and is for a remaining term ending December 31, 2008, with one-year extensions running through 2013, Mr. Williams is entitled to an annual salary of not less than $1,100,000, a target annual bonus opportunity of at least 150% of base salary and a maximum annual bonus opportunity of at least 300% of base salary but not to exceed a $3 million maximum limit established under Aetna’s Annual Incentive Plan. In addition to certain other benefits, Mr. Williams vested in a pension benefit in five equal annual installments beginning on April 2, 2001, and for calendar years 2005 and 2006, Mr. Williams received, and for each of calendar years 2007 through 2010, Mr. Williams will receive, an additional fully vested pension accrual in an amount equal to his base salary for such year. This additional pension accrual will not be credited if Mr. Williams is not actively employed by Aetna and will be offset by the value of Mr. Williams’ vested benefit under his prior employer’s pension plan. If Aetna terminates Mr. Williams’ employment other than for “cause” (as defined in the agreement), death or disability, or Mr. Williams terminates his employment for “good reason” (as defined in the agreement), he will be entitled to 104 weeks (156 weeks if such termination is within two years following a change-in-control) of cash compensation (calculated as annual base salary and target annual bonus) and his pro rata bonus for the year of termination. Aetna has agreed generally to make Mr. Williams whole for certain excise taxes incurred as a result of payments made under his agreement or otherwise. The tables above under “Other Potential Post-Employment Payments” reflect the provisions of Mr. Williams’ agreement with Aetna.
Aetna entered into an employment agreement with Dr. Rowe during his employment. Under the agreement, Dr. Rowe was entitled to an annual salary of not less than $1,100,000, a target annual bonus opportunity of 150% of base salary and a maximum annual bonus opportunity of 300% of base salary. In addition to certain other benefits, Dr. Rowe was entitled to a minimum annual pension of $750,000 (offset by Company contributions to the 401(k) Plan and the Supplemental 401(k) Plan) commencing at age 62 and was credited with two years of service for each full year of service rendered for purposes of determining his eligibility for retiree medical benefits. Following his retirement, Dr. Rowe is subject to a three-year non-compete/non-solicitation period for which Aetna will pay $150,000 on each of the first, second and third anniversaries of Dr. Rowe’s retirement. The non-compete/non-solicitation period may be extended, at Aetna’s request, for up to two additional one-year periods in consideration of Aetna’s payment of an additional $150,000 per year. In addition, upon the termination of Dr. Rowe’s employment agreement, Aetna entered into a consulting agreement with him. Under the terms of the consulting agreement, which has an initial term of three years and can be renewed annually upon mutual agreement, Dr. Rowe will provide consulting services to Aetna for no more than 25 full days of consulting services per calendar quarter and will be paid $4,000 per full day and $2,000 per half day for such services actually rendered.
Under his agreements with Aetna, if Aetna terminates Mr. Bennett’s employment other than for cause, Mr. Bennett will be entitled to 78 weeks of cash compensation (calculated as base salary and target annual bonus). If Aetna notifies Mr. Bennett at the end of any severance period that he is unable to sell the underlying stock in an open market transaction due to access to material nonpublic information pertaining to the Company, Mr. Bennett will have an additional 90 days to exercise his options and SARs from the date the Company notifies him he is no longer precluded from selling such shares (but in no event may the options or SARs be exercised beyond their original term). In addition, he will receive an additional two years of service credit under Aetna’s defined benefit pension plans if (i) he remains actively employed by Aetna (as defined in the arrangement) on March 30, 2007, (ii) he executes a release of employment claims in customary form and (iii) Aetna has not been required to prepare an accounting restatement for any period beginning October 1, 2001 through March 30, 2007. The tables above under “Other Potential Post-Employment

Payments” reflect the provisions of Mr. Bennett’s agreements with Aetna. The Company has announced that Mr. Bennett will retire in April 2007.
Aetna entered into an agreement with Mr. Bertolini at the time of his hire in January of 2003. Under the agreement, Mr. Bertolini was hired with an annual salary of $460,000. The agreement provided for an initial grant of 50,000 stock options, 10,000 shares of restricted stock that vested after one year of service, a target annual bonus opportunity of 80% of base salary, 5,000 performance cash units and a payment of $137,500 in connection with his career move. Under the agreement, a deferred compensation account was created in the amount of $696,815 which replaced deferred compensation forfeited from his prior employer. This agreement was amended on June 2, 2003 to provide Mr. Bertolini a severance benefit of 52 weeks base pay and target bonus if his employment is terminated by the Company for reasons other than misconduct. The tables above under “Other Potential Post-Employment Payments” reflect the provisions of Mr. Bertolini’s agreement with Aetna.
Aetna entered into an agreement with Mr. Callen at the time of his hire in April of 2004. Under the agreement, Mr. Callen was hired with an annual salary of $575,000. The agreement provided for an initial grant of 240,000 stock options, which include a one year post-employment termination exercise period, a target annual bonus opportunity of 80% of base salary, 14,000 performance cash units and a payment of $50,000 to defray his expenses of establishing a residence in the Hartford, Connecticut area. If Aetna terminates Mr. Callen’s employment other than for “cause” (as defined in the agreement), he will be entitled to 52 weeks of base salary continuation. The tables above under “Other Potential Post-Employment Payments” reflect the provisions of Mr. Callen’s agreement with Aetna.
Under his agreements with Aetna, if Aetna involuntarily terminates Mr. Holt’s employment, he is entitled to 52 weeks of salary continuation (or such greater amount as may be provided under the Company’s severance program then in effect) and able to elect into the Company’s retiree medical and/or dental plans on a one-time basis. Aetna has agreed generally to make Mr. Holt whole for certain excise taxes incurred as a result of payments made under his agreement or otherwise. The tables above under “Other Potential Post-Employment Payments” reflect the provisions of Mr. Holt’s agreements with Aetna.
Job Elimination Benefits Plan
Aetna administers a Job Elimination Benefits Plan under which employees, including Aetna’s executive officers, terminated by Aetna due to re-engineering, reorganization or staff reduction efforts may receive a maximum of 52 weeks of continuing salary depending on years of service and pay level. Under certain circumstances, determined on a case-by-case basis, additional severance pay benefits may be granted for the purpose of inducing employment of senior officers or rewarding past service. The tables above under “Other Potential Post-Employment Payments” reflect benefits under the Job Elimination Benefits Plan. Certain health and other employee benefits continue for part of the severance period.
The Board has approved provisions for certain benefits of Company employees upon a change-in-control of Aetna (as defined). The provisions provide that the Job Elimination Benefits Plan shall provide an enhanced benefit and shall become noncancelable for a period of two years following a change-in-control. Upon a change-in-control, all previously granted stock options and other equity-based awards that have not yet vested will become vested and immediately exercisable, and bonuses payable under the Annual Incentive Plan will become payable based on the target award for participants. Provision also has been made to maintain the aggregate value of specified benefits for one year following a change-in-control.
Report of the Committee on Compensation and Organization
The Board has determined in its business judgment that all members of the Compensation Committee meet the independence requirements set forth in the NYSE listing standards and in Aetna’s Director Independence Standards.
The Committee operates pursuant to a Charter that was last amended and restated by the Board on December 1, 2006. The Compensation Committee Charter can also be found at www.aetna.com/governance.

The Compensation Committee has reviewed and discussed the Company’s 2006 Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Committee has recommended to the Board that the 2006 Compensation Discussion and Analysis be included in this Proxy Statement.
The Committee on Compensation and Organization
Michael H. Jordan, Chairman
Frank M. Clark
Betsy Z. Cohen
Barbara Hackman Franklin
Gerald Greenwald
Report of the Audit Committee
The Board has determined in its business judgment that all members of the Audit Committee meet the independence, financial literacy and expertise requirements for audit committee members set forth in the NYSE listing standards. Additionally, the Board has determined in its business judgment that each Committee member, based on his/her background and experience (including that described in this Proxy Statement), has the requisite attributes of an “audit committee financial expert” as defined by the SEC.
The Committee assists the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Accountants”), (3) the performance of the Company’s internal audit function and the Independent Accountants, and (4) the compliance by the Company with legal and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Accountants and any other accounting firm engaged to perform audit, review or attest services (including the resolution of any disagreements between management and any auditor regarding financial reporting). The Independent Accountants and any other such accounting firm report directly to the Committee.
The Committee operates pursuant to a Charter that was last amended and restated by the Board on January 28, 2005. The Audit Committee Charter was attached as Annex A to the Company’s 2005 Proxy Statement and can also be found at www.aetna.com/governance.
As set forth in the Audit Committee Charter, Aetna’s management is responsible for the preparation, presentation and integrity of Aetna’s financial statements and management’s annual assessment of Aetna’s internal controls over financial reporting. Aetna’s management and Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Independent Accountants are responsible for planning and carrying out proper annual audits and quarterly reviews of Aetna’s financial statements. The Independent Accountants express an opinion as to the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and also provide review reports regarding the Company’s interim financial statements. The Independent Accountants also provide an attestation report regarding Aetna’s internal controls over financial reporting and management’s assessment of those controls.
In the performance of its oversight function, the Committee has reviewed and discussed the Company’s audited financial statements for 2006 with management and the Independent Accountants. The Committee has also discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has also received the written disclosures and the letter from the Independent Accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, including disclosures with respect to services provided by the Independent Accountants, and has discussed with them their independence.

Members of the Committee are not employees of Aetna and, as such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by officers or employees of Aetna, legal counsel, the Independent Accountants or other persons with professional or expert competence. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements by the Independent Accountants has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with U.S. generally accepted accounting principles, that the Company’s internal controls over financial reporting are effective or that the Independent Accountants are in fact “independent.”
Based upon the reports, review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee, certain of which are referred to above and in its Charter, the Committee recommended to the Board that the audited financial statements be included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.
The Audit Committee
Edward J. Ludwig, Chairman
Jeffrey E. Garten
Earl G. Graves
Ellen M. Hancock
Joseph P. Newhouse
II.       Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP to audit the Company’s consolidated financial statements for 2007. The Audit Committee and the Board recommend shareholder approval of KPMG LLP as the Company’s independent registered public accounting firm (the “Independent Accountants”) for 2007. Representatives of the firm are expected to be available at the Annual Meeting to make a statement if the firm desires and to respond to appropriate questions.
Nonaudit Services and Other Relationships Between the Company and the Independent Registered Public Accounting Firm
The Company’s practice is not to have its independent auditing firm provide financial information systems design and implementation consulting services. Instead, these services are provided by other accounting or consulting firms. Other types of consulting services have been provided by the independent auditing firm or other accounting and consulting firms from time to time. All new services provided by the independent auditing firm must be approved in advance by the Audit Committee regardless of the size of the engagement. The Chairman of the Committee may approve any proposed engagements that arise between Committee meetings, provided that any such decision is presented to the full Committee at its next scheduled meeting.
In addition, management may not hire as an employee a person who within the last three years was an employee of the Independent Accountants and participated in the audit engagement of the Company’s financial statements if the Audit Committee determines that the hiring of such person would impair the independence of the Independent Accountants. The independence of the Independent Accountants also is considered annually by the Audit Committee and the full Board of Directors.

Fees Incurred for 2006 and 2005 Services Performed by the Independent Registered Public Accounting Firm
The table below provides details of the fees paid to KPMG LLP by the Company for services rendered in 2006 and 2005. All such services were approved in advance by the Audit Committee. As shown in the table below, audit and audit-related fees totaled approximately 99% of the aggregate fees paid to KPMG LLP for both 2006 and 2005, and tax fees made up the remainder. There were no other fees paid to KPMG LLP in 2006 or 2005.

	2006	2005

Audit Fees(1)	$8,040,000	$7,270,000

Audit-Related Fees(2)
Servicing Reports	695,000	450,000
Employee Benefit Plan Audits	140,000	135,000
Audit/ Attest Services Not Required by Statute or Regulation	10,000	30,000

	845,000	615,000
Tax Fees(3)	32,000	50,000
All Other Fees	0	0

Total Fees	$8,917,000	$7,935,000

(1)	Audit Fees include all services performed to comply with generally accepted auditing standards, and services that generally only the Independent Accountants can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. For the Company, these fees include the audit of the Company, the audit of management’s assessment of the effectiveness of internal control over financial reporting, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, statutory audits, actuarial and attest services required by applicable law, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-Related Fees are for audit and related attestation services that traditionally are performed by the Independent Accountants, and, for the Company, include servicing reports, employee benefit plan audits, and audit and attest services that are not required by applicable law. Servicing reports represent reviews of the Company’s claim administration functions that are provided to customers.

(3)	Tax Fees include all services performed by professional staff in the Independent Accountants’ tax division for tax return and related compliance services, except for those services related to the audit.
The affirmative vote of a majority of the votes cast is required for approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.
The Audit Committee and the Board recommend a vote FOR the approval of KPMG LLP as the Company’s independent registered public accounting firm for 2007. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.
III.       Amendment to Articles of Incorporation
Aetna has a longstanding commitment to solid corporate governance, and is committed to providing shareholders a meaningful role in the election of Directors. We were among the first companies to adopt a majority vote standard in our Corporate Governance Guidelines. Under the current standard, which applies for the 2007 Annual Meeting, a Director who receives more “withhold” votes than “for” votes, must submit a resignation to the Board, for consideration by the Nominating Committee and the Board. See “Director Elections — Majority Voting Standard” on page 8. Since the adoption of our current standard, the Nominating Committee and the Board have continued to study shareholder voting issues, as debate on best practices has continued among governance experts, companies and shareholders/investors. After consideration of these issues, and upon recommendation of the Nominating and Corporate Governance Committee, the

Board has determined to reinforce these principles by recommending that a majority vote standard for uncontested elections be placed in the Articles of Incorporation. As a Pennsylvania company, such a provision is not operative if only placed in the Company’s By-Laws.
The Board therefore has approved and recommends shareholder approval of an amendment to the Company’s Articles of Incorporation to provide for a majority vote standard for uncontested elections of Directors. Under the proposed amendment, a Director nominee will be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present to hold the Annual Meeting. In contested elections, those in which a shareholder has nominated a person for election to the Board, the voting standard will continue to be a plurality of votes cast. Under Pennsylvania law and the Articles of Incorporation, if an incumbent Director nominee does not receive such majority vote in an uncontested election, the incumbent Director will continue to serve on the Board until his or her successor is elected and qualified. As such, if the proposed amendment is adopted, Aetna will retain its current resignation policy to deal with the status of any such incumbent Director who fails to be re-elected. New nominees, if any, not already serving on the Board and who fail to receive a majority of votes cast in uncontested elections will not be elected to the Board in the first instance. The text of the proposed amendment that will become effective if Aetna’s shareholders approve the proposed amendment to the Articles of Incorporation is attached to this Proxy Statement as an Appendix.
Under Pennsylvania law, the affirmative vote of a majority of the votes cast at a shareholder meeting is required to approve the amendment. The Board urges each shareholder to read the Appendix carefully before voting on this proposal. If the proposed amendment is approved by Aetna’s shareholders, it will become effective upon filing with the Secretary of the Commonwealth of Pennsylvania.
The affirmative vote of a majority of the votes cast is required for approval of the proposed amendment to Article 8 of Aetna’s Articles of Incorporation providing for majority voting in uncontested elections of Directors.
The Board recommends a vote FOR the proposed amendment to Article 8 of Aetna’s Articles of Incorporation providing for majority voting in uncontested elections of Directors. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR approval of the proposed amendment providing for majority voting in uncontested elections of Directors.
IV.       Shareholder Proposals
Proposal 1 — Cumulative Voting
Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037 (owner of 800 shares of Common Stock), has advised Aetna that she plans to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the rules of the SEC.
“RESOLVED: That the stockholders of Aetna, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”
“REASONS: Many states have mandatory cumulative voting, so do National Banks.”
“In addition, many corporations have adopted cumulative voting.”
“Last year the owners of 123,260,316 shares, representing approximately 31.8% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”
The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.
THE BOARD OF DIRECTORS WILL OPPOSE THIS PROPOSAL IF IT IS INTRODUCED AT THE 2007 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:
The Board continues to believe that a system of voting for Directors that does not permit shareholders to cumulate their votes provides the best assurance that the decisions of the Directors will be in the interests of all shareholders.
Many shareholders in corporate America want more say when it comes to electing directors. The Board has studied various alternatives for accomplishing this objective, including cumulative voting. The Nominating Committee, which consists entirely of independent Directors, has considered these voting matters on several occasions in the last few years, as has the full Board. During the course of this review, the Board implemented a majority vote standard for Director elections (whereby Directors receiving more “withhold” votes than “for” votes must submit their resignation), implemented confidential voting in uncontested solicitations and amended Aetna’s By-Laws to provide that the Board does not have the right to alter the size of the Board beyond a range established by Aetna’s shareholders. As noted elsewhere in this Proxy Statement, the Board is also recommending an amendment to the Articles of Incorporation to provide for majority voting in uncontested Director elections. The Board believes that these changes effectively respond to shareholder needs and strengthen the Board’s accountability to Aetna’s shareholders and obviates the need for cumulative voting.
In addition, cumulative voting is one of those issues that may favor special interest groups. Cumulative voting could make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could increase the likelihood of factionalism and discord within the Board, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all shareholders. The system of voting utilized by Aetna and by most leading corporations where each shareholder is entitled to one vote per share with respect to each Director nominee prevents the “stacking” of votes behind potentially partisan Directors. This system thus promotes the election of a more effective Board in which each Director represents the shareholders as a whole.
Finally, the Board alone would not be able to implement cumulative voting upon adoption of this proposal by the shareholders because cumulative voting is prohibited by Aetna’s Articles of Incorporation. Under Pennsylvania law and Aetna’s Articles of Incorporation, an amendment to Aetna’s Articles of Incorporation to delete this provision would require shareholder approval at a subsequent shareholder meeting, following adoption of a resolution by the Board approving the proposed amendment.
For these reasons, while the Board carefully considered cumulative voting as a part of its review of governance issues in the last several years, the Board continues to believe that this proposal is not in the best interests of Aetna or its shareholders.
If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted AGAINST the foregoing proposal.
Proposal 2 — Retiree on Board of Directors
Aetna Retirees Association, Inc., P.O. Box 280165, East Hartford, Connecticut 06128 (owner of 100 shares of Common Stock), has advised Aetna that it plans to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the rules of the SEC.
“RESOLVED: The shareholders recommend that Aetna’s Board of Directors adopt a policy that each year our Board nominate (or renominate) at least one director candidate for our company’s Board of Directors who is a retired executive of Aetna Inc. with a broad range of corporate management experience before and/or after his/her career at Aetna.

Reasons:
A retired executive of the Aetna can bring a unique perspective to the Board and the Company that would benefit all shareholders. Retirees constitute a significant group of shareholders whose financial interests are totally consistent with the interests of all other shareholders. Aetna retirees have a vital interest in the financial success of the Company. Issues that confront retirees across the nation are becoming more complex as our retiree population grows. This is a key market segment for the Aetna since the introduction of Medicare D products as well as changing retiree product opportunities such as Medicare advantage and Medi-gap coverages. A person on the board who can bring Aetna experience, other executive exposures, perspectives and contacts would help assure that Aetna designs, develops, markets and supports the most competitive products for both employee and retiree health plans. As with any other candidate for a Board directorship, the Aetna retiree must demonstrate that he/she would not be a single issue director representing a narrow constituency.
If you AGREE, please mark your proxy FOR this resolution.
Sincerely,
/s/ Robert C. Quinn

Robert C. Quinn
Chairman, Aetna Retirees Association, Inc.”
The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.
THE BOARD OF DIRECTORS WILL OPPOSE THIS PROPOSAL IF IT IS INTRODUCED AT THE 2007 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:
The Board’s Nominating and Corporate Governance Committee strives to have a Board that is appropriate for effective deliberation of issues related to the Company’s businesses and related interests. The criteria used to select Director candidates are re-evaluated periodically and currently include: the relevance of the candidate’s experience to the business of the Company; enhancing the diversity of the Board; the candidate’s independence from conflict or direct economic relationship with the Company; and the ability of the candidate to attend Board meetings regularly and devote an appropriate amount of effort in preparation for those meetings. It also is expected that nonmanagement Directors nominated by the Board shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. As noted under “Consideration of Director Nominees” on page 14, the Nominating Committee considers nominees from a variety of sources, including shareholder nominees.
In evaluating Director nominations under these principles, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Regarding experience with issues affecting retirees generally, the Board believes that the background and experience of its current Directors gives it a range of relevant experience with business and public policy issues related to the Company’s retiree markets. In addition, the Board believes that requiring a mandatory nominee from the ranks of Company retirees would be contrary to its nomination principles, since it believes that Directors should represent the interests of all shareholders, and not, in fact or appearance, represent any group’s narrow interests.
For these reasons, the Board believes that this proposal is not in the best interests of Aetna or its shareholders.
If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted AGAINST the foregoing proposal.

Additional Information
Contact Information
If you have questions or need more information about the Annual Meeting, write to:
Office of the Corporate Secretary
Aetna Inc.
151 Farmington Avenue, RE4K
Hartford, CT 06156
or call us at (860) 273-4970.
For information about your record holdings or DirectSERVICE Investment Program account, call Computershare Trust Company, N.A. at 1-800-446-2617 or access your account via the Internet at www.computershare.com/investor. We also invite you to visit Aetna’s website at www.aetna.com. Website addresses are included for reference only. The information contained on Aetna’s website is not part of this proxy solicitation and is not incorporated by reference into this Proxy Statement.
Financial Statements
The year 2006 consolidated financial statements and auditor’s report, management’s discussion and analysis of financial condition and results of operations, management’s report on internal control over financial reporting and the Independent Accountants’ report thereon, information concerning quarterly financial data for the past two fiscal years and other information are provided in the 2006 Aetna Annual Report, Financial Report to Shareholders.
SEC Form 10-K
Shareholders may obtain a copy of Aetna’s annual report filed with the SEC on Form 10-K, including the financial statements and the financial statement schedules, without charge by calling (1-800-237-4273) or by visiting Aetna’s website at www.aetna.com.
Incorporation by Reference
The sections of this Proxy Statement entitled “Report of the Committee on Compensation and Organization” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates them by reference therein.
By order of the Board of Directors,
Christopher M. Todoroff
Vice President and Corporate Secretary
March 19, 2007

APPENDIX
PROPOSED AMENDMENT TO AETNA’S ARTICLES OF INCORPORATION PROVIDING FOR MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS
The following sets forth the proposed amendment which would create a new Article 8(b) to Aetna’s Amended and Restated Articles of Incorporation (existing Article 8 would be renumbered as Article 8(a)).

8.	Action by Shareholders.

(b) Election of Directors by the shareholders shall be as follows:

(1) In an election of Directors that is not a contested election:

(i) Each share of a class or group of classes entitled to vote in an election of Directors shall be entitled to vote for or against each candidate for election by the class or group of classes.

(ii) To be elected, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate.

(2) In a contested election of Directors, the candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect Directors separately up to the number of Directors to be elected by the class or group of classes shall be elected.

(3) For purposes of this Article 8(b), a “contested election” is an election of Directors in which there are more candidates for election by the class or group of classes than the number of Directors to be elected by the class or group of classes and one or more of the candidates has been properly proposed by the shareholders. The determination of the number of candidates for purposes of this subsection shall be made as of:

(i) the expiration of the time fixed by these articles of incorporation or the Corporation’s by-laws for advance notice by a shareholder of an intention to nominate Directors; or

(ii) absent such a provision, at a time publicly announced by the Board of Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur.

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ANNEX
AETNA INC.
INDEPENDENCE STANDARDS FOR DIRECTORS
To be considered independent under the New York Stock Exchange, Inc. (“NYSE”) rules, the Board must determine that a Director has no material relationship with Aetna (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aetna). The Board has established these guidelines to assist it in determining Director independence.

(a) An Aetna Director is not independent if:

(i) The Aetna Director is, or has been within the last three years, an employee of Aetna, or an immediate family member is, or has been within the last three years, an executive officer of Aetna.

(ii) The Aetna Director has received, or has an immediate family member who has received (other than in a non-executive officer employee capacity), during any twelve-month period within the last three years, more than $100,000 in direct compensation from Aetna, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) The Aetna Director is a current partner or employee, or an immediate family member is a current partner, of Aetna’s internal or external auditor.

(iv) The Aetna Director has an immediate family member who is a current employee of Aetna’s internal or external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(v) The Aetna Director or an immediate family member was within the last three years (but is no longer) a partner or employee of Aetna’s internal or external auditor and personally worked on Aetna’s audit within that time.

(vi) The Aetna Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Aetna’s present executives at the same time serves or served on that company’s compensation committee.

(vii) The Aetna Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from, Aetna for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company’s consolidated gross revenue.

(b) In addition, the following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if an Aetna Director is an executive officer of another company that is indebted to Aetna, or to which Aetna is indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) if an Aetna Director is an executive officer of another company in which Aetna owns a common stock interest, and the amount of the common stock interest is less than five percent of the total shareholders equity of the company he or she serves as an executive officer; and (iii) if an Aetna Director serves as an executive officer of a charitable organization, and Aetna’s discretionary charitable contributions to the organization are less than two percent of that organization’s annual revenue. (Aetna’s automatic matching of employee charitable contributions will not be included in the amount of Aetna’s contributions for this purpose.) A commercial relationship in which a Director is an executive officer of another company that owns a common stock interest in Aetna will not be considered to be a material relationship which would impair a Director’s independence. The Board will annually review commercial and charitable relationships of Directors.

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(c) For relationships outside the safe-harbor guidelines in (b) above, the determinations of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence guidelines set forth in (a) and (b) above. For example, if a Director is the executive officer of a charitable organization, and Aetna’s discretionary charitable contributions to the organization are more than two percent of that organization’s annual revenue, the independent Directors could determine, after considering all of the relevant circumstances, whether such a relationship was material or immaterial, and whether the Director should therefore be considered independent. Aetna would explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the safe-harbor for immateriality set forth in subsection (b) above.
In addition, members of certain Board Committees, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.
December 3, 2004

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151 Farmington Avenue
Hartford, Connecticut 06156
Printed on recycled paper
31.05.901.1-07 3/07

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern time, on April 26, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
  • Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. If your reside outside the United States, Canada and Puerto Rico, please call 1-781-575-2300.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 – Frank M. Clark	☐	☐	02 – Betsy Z. Cohen	☐	☐	03 – Molly J. Coye, M.D.	☐	☐

04 – Barbara Hackman Franklin	☐	☐	05 – Jeffrey E. Garten	☐	☐	06 – Earl G. Graves	☐	☐

07 – Gerald Greenwald	☐	☐	08 – Ellen M. Hancock	☐	☐	09 – Edward J. Ludwig	☐	☐

10 – Joseph P. Newhouse	☐	☐	11 – Ronald A. Williams	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of Independent Registered Public Accounting Firm	☐	☐	☐	4. Shareholder Proposal on Cumulative voting	☐	☐	☐

3. Approval of Amendment to Articles of Incorporation	☐	☐	☐	5. Shareholder Proposal on Nominating a Director from the Executive Retiree Ranks	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print any comments you may have below.	Meeting Attendance
		Mark the box to the right If you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This Section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or other form of entity, please sign in the full name of the entity, by a duly authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2007 Annual Meeting of Aetna Inc. and any adjournment or postponement thereof.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 1 0 1 1 9 4 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>                     00O0QG

SHAREHOLDER ACCOUNT INQUIRIES
Aetna Inc.’s Transfer Agent, Computershare Trust Company, N.A., maintains a telephone response center to service shareholder accounts. Registered owners of Aetna shares may call the center at 1-800-446-2617 to inquire about replacement dividend checks, address changes, stock transfers and other account matters or to inquire about Computershare’s DirectSERVICE Investment Program.
Registered shareholders can manage their Aetna account online, enroll in direct deposit of dividends and send secure e-mail inquiries via the Internet through Computershare’s Web site at www.computershare.com/investor.
TO ATTEND THE ANNUAL MEETING: If you plan to attend the 2007 Annual Meeting, you should either mark the box provided on the reverse side of this proxy card or signify your intention to attend when you access the telephone or Internet voting system. In lieu of issuing an admission ticket, your name will be placed on a shareholder attendee list and you will be asked to register and present government issued photo identification (e.g., a driver’s license or passport) before being admitted to the 2007 Annual Meeting.
▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aetna Inc.

Notice of 2007 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF AETNA’S BOARD OF DIRECTORS.
The undersigned hereby appoints Barbara Hackman Franklin, Gerald Greenwald and Ellen M. Hancock, and each of them, the proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of Aetna Inc. to be held April 27, 2007 and at any adjournment or postponement thereof, and directs said proxies to vote as specified herein on the five items specified in this proxy, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING
(Items to be voted appear on reverse side of this proxy card.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 – Frank M. Clark	☐	☐	02 – Betsy Z. Cohen	☐	☐	03 – Molly J. Coye, M.D.	☐	☐

04 – Barbara Hackman Franklin	☐	☐	05 – Jeffrey E. Garten	☐	☐	06 – Earl G. Graves	☐	☐

07 – Gerald Greenwald	☐	☐	08 – Ellen M. Hancock	☐	☐	09 – Edward J. Ludwig	☐	☐

10 – Joseph P. Newhouse	☐	☐	11 – Ronald A. Williams	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of Independent Registered Public Accounting Firm	☐	☐	☐	4. Shareholder Proposal on Cumulative voting	☐	☐	☐

3. Approval of Amendment to Articles of Incorporation	☐	☐	☐	5. Shareholder Proposal on Nominating a Director from the Executive Retiree Ranks	☐	☐	☐

B	Authorized Signatures — This Section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or other form of entity, please sign in the full name of the entity, by a duly authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2007 Annual Meeting of Aetna Inc. and any adjournment or postponement thereof.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	1 U P X	0 11 9 4 7 2
<STOCK#>          00O0RF

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aetna Inc.

Notice of 2007 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF AETNA’S BOARD OF DIRECTORS.
The undersigned hereby appoints Barbara Hackman Franklin, Gerald Greenwald and Ellen M. Hancock, and each of them, the proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of Aetna Inc. to be held April 27, 2007 and at any adjournment or postponement thereof, and directs said proxies to vote as specified herein on the five items specified in this proxy, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.
THANK YOU FOR VOTING
(Items to be voted appear on reverse side of this proxy card.)

		000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instruction card, you may choose one of the two voting methods outlined below to vote your Voting Instruction card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting Instruction cards submitted by Internet or telephone must be received by 11:59 p.m., Eastern time, on April 26, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
  • Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. If your reside outside the United States, Canada and Puerto Rico, please call 1-781-575-2300.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

Annual Meeting Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 – Frank M. Clark	☐	☐	02 – Betsy Z. Cohen	☐	☐	03 – Molly J. Coye, M.D.	☐	☐

04 – Barbara Hackman Franklin	☐	☐	05 – Jeffrey E. Garten	☐	☐	06 – Earl G. Graves	☐	☐

07 – Gerald Greenwald	☐	☐	08 – Ellen M. Hancock	☐	☐	09 – Edward J. Ludwig	☐	☐

10 – Joseph P. Newhouse	☐	☐	11 – Ronald A. Williams	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of Independent Registered Public Accounting Firm	☐	☐	☐	4. Shareholder Proposal on Cumulative voting	☐	☐	☐

3. Approval of Amendment to Articles of Incorporation	☐	☐	☐	5. Shareholder Proposal on Nominating a Director from the Executive Retiree Ranks	☐	☐	☐

Meeting Attendance
Mark the box to the right If you plan to attend the Annual Meeting.	☐

B	Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. The signer hereby revokes all voting instructions heretofore given to the Trustee by the signer to vote at the 2007 Annual Meeting of Aetna Inc. and any adjournment or postponement thereof.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

■	C 1234567890 1 U P X	J N T 1 0 1 1 9 4 7 3	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>                     00O0UI

Note: Participants who received the Aetna Inc. 2007 Notice of Annual Meeting and Proxy Statement, the Aetna Inc. 2006 Annual Report, and the Aetna Inc. 2006 Annual Report, Financial Report to Shareholders, over the Internet and who would like a printed copy of these documents may call 1-800-237-4273.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Instruction Card — Aetna Inc.

Notice of 2007 Annual Meeting of Shareholders
THIS INSTRUCTION CARD IS SOLICITED ON BEHALF OF STATE STREET BANK AND TRUST COMPANY.
To: Participants in the Aetna 401(k) Plan
State Street Bank and Trust Company, the Trustee under the Aetna 401(k) Plan (the Plan), has been instructed to solicit your instructions on how to vote the Aetna Common Shares held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 27, 2007 and at any adjournment or postponement thereof. Please indicate by checking the appropriate box how you want these shares voted by the Trustee and return this card to the Trustee in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. If you fail to provide voting instructions to the Trustee by 11:59 p.m., Eastern time, on April 20, 2007 by telephone, by Internet, or by completing, signing and returning this card, the Trustee will vote your shares in the same manner and proportion as those shares for which the Trustee receives proper and timely instructions.
If you vote by telephone or the Internet, please DO NOT mail back this Instruction Card.
THANK YOU FOR VOTING
(Items to be voted appear on reverse side.)